Exhibit 10.1

Execution Version

PURCHASE AND SALE AGREEMENT

BETWEEN

EQUITABLE PRODUCTION COMPANY

AS SELLER,

AND

PINE MOUNTAIN OIL AND GAS, INC.

AS PURCHASER,

Dated as of April 13, 2007

i

EXHIBITS:

Exhibit A-1	Leases
Exhibit A-2	Wells
Exhibit A-3	Contracts
Exhibit A-4	Water Disposal Wells; Other Excluded Assets
Exhibit A-5	Delinquent Liens for Current Taxes or Assessments
Exhibit A-6	Delinquent Liens Arising in the Ordinary Course of Business
Exhibit A-7	Calls on Production Under Existing Contracts
Exhibit B	Form of Conveyance
Exhibit C	Form of New Lease
Exhibit D	Form of Operating Agreement
Exhibit E	Form of Settlement Agreement
Exhibit F	Form of Termination Agreement
Exhibit G	Permitted Encumbrances
Exhibit H	Seller Guaranty
Exhibit I	Purchaser Guaranty
Exhibit J	Form of EPC Lease

SCHEDULES:

Schedule 2.4	Allocated Values
Schedule 4.2(d)	Conflicts (Seller)
Schedule 4.4	Consents, Approvals or Waivers (Seller)
Schedule 4.5A	Litigation
Schedule 4.5B	Litigation
Schedule 4.6	Taxes and Assessments
Schedule 4.8	Compliance with Laws
Schedule 4.9	Contracts
Schedule 4.10	Payments for Production
Schedule 4.11	Production Imbalances
Schedule 4.12	Governmental Permits
Schedule 4.13	Outstanding Capital Commitments
Schedule 4.14	Plugged or Abandoned Wells
Schedule 4.15	Condition of Equipment, etc.
Schedule 4.17	Suspense Funds
Schedule 4.18	Casualty Events
Schedule 6.10	Operation of Assets and Expenses Associated Therewith

Index of Defined Terms

Defined Term	Section

Adjusted Purchase Price	Section 2.2
Affiliate	Section 1.4(a)
Agreed Interest Rate	Section 1.4(b)
Agreement	Preamble
Allocated Value	Section 2.4
AMI	Section 1.4(c)
Asserted Title Defect	Section 3.2
Asserted Title Defect Amount	Section 3.4(c)
Assets	Section 1.7
Business Day	Section 1.4(d)
Chosen Court	Section 11.8
Claim	Section 10.2(b)
Claim Notice	Section 10.2(b)
Closing	Section 8.1
Closing Date	Section 8.1
Closing Payment	Section 8.4(a)
Code	Section 2.4
Combined Assets	Section 1.2
Company	Section 1.4(e)
Consents	Section 4.4
Contracts	Section 1.2(b)(ii)
Contribution Agreement	Section 7.1(c)
Conveyance	Section 8.2(a)
Conveyed Lease Interests	Section 1.2(a)
Damages	Section 10.1(d)
Defensible Title	Section 3.2
Earned	Section 1.5(b)
Effective Time	Section 2.2(a)
Encumbrance	Section 3.2
Environmental Laws	Section 4.7
EPC Lease	Section 1.4(f)
Equipment	Section 1.2(b)(iv)
Event	Section 4.1(d)
Exchange Act	Section 1.4(f)
Excluded Assets	Section 1.3
Execution Date	Preamble
Existing JOA	Section 1.4(h)
Exploration Agreement	Section 1.4(i)
Exploration Agreement PMOG Area	Section 1.4(j)
Future Well	Section 1.4(k)
Gas Retention Percentage	Section 1.4(l)
Gathering Agreement	Section 1.4(m)

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Gathering Assets	Section 1.4(n)
Gathering Charges	Section 1.4(o)
Governmental Authority	Section 1.4(p)
Governmental Permits	Section 4.12
Hydrocarbons	Section 1.4(q)
Incurred	Section 1.5(b)
Indemnified Person	Section 10.2(a)
Indemnifying Person	Section 10.2(a)
LACT	Section 1.4(r)
Laws	Section 1.4(s)
Leases	Section 1.2(a)
Letter of Intent	Section 11.13
Like-Kind Exchange	Section 6.9
Material Adverse Effect	Section 4.1(d)
New Lease	Section 1.7
Non-PM Assets	Section 1.4(t)
Operating Agreement	Section 8.2(e)
Original Lease	Section 1.4(u)
Party; Parties	Preamble
Party Lawsuit	Section 7.1(e)
Permitted Encumbrances	Section 3.3
Person	Section 1.4(v)
Pittston	Section 6.13(a)
Pittston Claims	Section 6.13(a)
Pittston Litigation	Section 7.1(e)(ii)
PM Assets	Section 1.4(w)
PM Undeveloped Lease Interests	Section 1.4(x)
PM Wells	Section 1.4(y)
Pre-Closing Taxable Period	Section 6.6(c)
Pre-Effective Time Interests	Section 1.7
Preferential Rights	Section 4.4
Production Taxes	Section 1.4(z)
Properties	Section 1.2(b)(i)
Property Costs	Section 1.5(c)
Proration Unit	Section 1.4(aa)
Purchaser Indemnified Persons	Section 10.1
Purchase Price	Section 2.1
Purchaser	Preamble
Purchaser Successors	Section 1.2(a)
Records	Section 1.4(bb)
Review Well	Section 1.4(cc)
Scheduled Transfer Requirements	Section 4.4(a)
SEC	Section 1.4(dd)
Securities Act	Section 1.4(ee)
Seller	Preamble
Seller Indemnified Persons	Section 10.1

Seller’s knowledge	Section 4.1(c)
Statements of Revenues and Expenses	Section 6.11
Straddle Taxable Period	Section 6.6(c)
Tax	Section 1.4(ff)
Tax Return	Section 1.4(gg)
Termination Agreement	Section 8.2(g)
Termination Date	Section 9.1
Title Arbitrator	Section 3.4(f)
Title Claim Date	Section 3.4(a)
Title Defect	Section 3.2
Transaction Documents	Section 11.13
Transfer Taxes	Section 1.4(hh)
Undeveloped Lease Interests	Section 1.4(ii)
Well Location	Section 1.4(jj)
Wells	Section 1.2(a)

PURCHASE AND SALE AGREEMENT

This Purchase and Sale Agreement (this “Agreement”), dated as of April 13, 2007, (the “Execution Date”) is by and between Equitable Production Company, a corporation organized under the Laws of the Commonwealth of Pennsylvania (“Seller”), and Pine Mountain Oil and Gas, Inc., a corporation organized under the Laws of the Commonwealth of Virginia (“Purchaser”).  Seller and Purchaser are sometimes referred to herein, collectively, as the “Parties” and, individually, as a “Party.”

RECITALS:

WHEREAS, Seller is the owner of certain interests in oil and gas properties that are defined and described herein; and

WHEREAS, Seller desires to sell and Purchaser desires to purchase a portion of Seller’s right, title and interest in and to such properties on the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the premises and of the mutual promises, representations, warranties, covenants, conditions and agreements contained herein, and for other valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

ARTICLE 1
PURCHASE AND SALE

Section 1.1            Purchase and Sale.  On the terms and conditions contained in this Agreement, Seller agrees to sell to Purchaser and Purchaser agrees to purchase and accept from Seller the Assets.  Seller further agrees to transfer to Purchaser and Purchaser agrees to accept from Seller the Pre-Effective Time Interests as contemplated by Section 1.7 hereof.

Section 1.2            Combined Assets.  “Combined Assets” means the following:

(a)   an undivided one-half (½) of all of Seller’s interest in and to those leases identified on Exhibit A-1 attached hereto (including without limitation, in accordance with Section 11.20, Seller’s interest as lessee under the EPC Lease, but for the avoidance of doubt, excluding its interest as lessor thereunder) (such undivided one-half (½) interest in such leases, the “Leases”), provided that, with respect to each of the wellbores of the wells identified on Exhibit A-2 attached hereto (collectively, the “Wells”) and the Proration Unit currently existing or to be formed therefor, such interest shall be reduced or increased to the extent necessary to cause:  (i) effective as of the Effective Time:  (A) Purchaser and all Persons holding any working interest in such Well and the Proration Unit currently existing or that was formed previously held by Purchaser or any of its Affiliates (all such Persons, “Purchaser Successors”), to collectively hold, the interest in the wellbore of such Well specified under the column titled “Purchaser Effective Time Interest” on Exhibit A-2 and the same interest in the Proration Unit currently existing or to be formed for such Well; and (B) Seller to hold the interest in the wellbore of such Well specified under the column titled “Seller Effective Time Interest” on Exhibit A-2 and the same interest in the Proration Unit currently existing or to be formed for such Well; and (ii) effective as of the Closing:  (A) Purchaser and all Purchaser Successors to collectively hold the interest in the wellbore of such Well specified under the column titled “Purchaser Closing Interest” on Exhibit A-2 and the same interest in the Proration Unit currently existing or to be formed for such Well; and (B) Seller to hold the interest in the wellbore of such Well specified under the column titled “Seller Closing Interest” on Exhibit A-2 and the same interest in the Proration Unit currently existing or to be formed for such Well (the interests to be transferred to Purchaser described in this Section 1.2(a), the “Conveyed Lease Interests”);

(b)   that portion of Seller’s right, title and interest corresponding to the Conveyed Lease Interests in and to the following:

(i)            all pooled, communitized or unitized acreage, including acreage in units formed or prescribed by regulatory order, associated with the Leases or Wells (that portion of Seller’s right, title and interest in such acreage corresponding to the Conveyed Lease Interests, together with the Conveyed Lease Interests, the “Properties”), and all tenements, hereditaments and appurtenances associated therewith;

(ii)           all contracts listed on Exhibit A-3 (that portion of Seller’s right, title and interest in such contracts corresponding to the Properties, the “Contracts”);

(iii)          all easements, licenses, servitudes, rights-of-way, surface leases and other surface rights appurtenant to, and used or held for use primarily in connection with, the Properties or other Combined Assets, but excluding any of the foregoing to the extent that (1) transfer is restricted by third-party agreement or applicable Law, (2) Seller is unable to obtain, using commercially reasonable efforts, a waiver of, or otherwise satisfy, such transfer restriction (provided that Seller shall not be required to provide consideration or undertake obligations to or for the benefit of the holders of such rights in order to obtain any necessary consent or waiver), and (3) the failure to obtain such waiver or satisfy such transfer restriction would cause a termination of such instrument or a material impairment of the rights thereunder; and

(iv)          all equipment, machinery, fixtures, well lines, pipelines and other tangible personal property and improvements located on the Properties or used or held for use primarily in connection with the ownership or operation of the Properties or other Combined Assets, but excluding any such items at and downstream of any wellsite metering equipment associated with any Well (including such wellsite metering equipment and any gathering lines, pipelines, well lines and compressors downstream of such wellsite metering equipment), and any such items included in the Excluded Assets (that portion of Seller’s right, title and interest in such equipment, machinery, fixtures and other tangible personal property and improvements corresponding to the Properties, and subject to such exclusions, the “Equipment”).

Section 1.3            Excluded Assets.  Notwithstanding anything to the contrary contained herein, the Combined Assets shall not include, and the following are excepted, reserved and excluded from the transactions contemplated hereby (collectively, the “Excluded Assets”):

(a)   all water disposal wells, and any transfer facility, loadout facility or other facility associated with such water disposal wells, located on the Leases or used in connection with the disposal of produced water derived from or otherwise attributable to any of the Wells, including those water disposal wells and associated facilities described on Exhibit A-4;

(b)   (i) computers and peripheral equipment related to such computers; (ii) communication and telecommunication equipment including but not limited to radios, towers, and networking equipment; (iii) custom applications and databases; (iv) measurement and data collection devices; and (v) software and associated licenses, including but not limited to any software relating to the SCADA System, Enertia, Altra, Flow-Cal, Talon, Aries, Production Access, Pre-drill Manager, Geographix, Synergy, and CygNet;

(c)   all rights and all obligations of Seller with respect to any refund or payment of Taxes or other costs or expenses borne by Seller or Seller’s predecessors in interest and title attributable to the Assets and the period prior to the Effective Time;

(d)   all rights and all obligations of Seller with respect to the claims and causes of action relating to the Assets that accrued or arose prior to the Effective Time (other than claims or causes of action for proceeds to which Purchaser is entitled under Section 1.5(b));

(e)   Seller’s area-wide bonds, permits and licenses (including all Federal Communications Commission licenses) or other permits, licenses or authorizations used in the conduct of Seller’s business generally;

(f)    the Gathering Assets;

(g)   all fee mineral interests in Hydrocarbons; and

(h)   those other assets and interests identified on Exhibit A-4.

Section 1.4            Certain Definitions.  As used herein:

(a)   “Affiliate” means, with respect to any Person, a Person that directly or indirectly controls, is controlled by or is under common control with such Person, with control in such context meaning (i) the power to direct the vote of more than fifty percent (50%) of the voting shares or other securities of such Person through ownership, pursuant to a written agreement, or otherwise or (ii) the power to direct the management and policies of a Person through ownership of voting shares or other securities, pursuant to a written agreement, or otherwise.  For the purposes of this Agreement, the Company shall not be considered an Affiliate of either Party or such Party’s Affiliates.

(b)   “Agreed Interest Rate” means the lesser of (i) five percent (5%) per annum and (ii) the maximum rate allowed by applicable Laws.

(c)   “AMI” has the meaning set forth in the Operating Agreement.

(d)   “Business Day” means any day other than a Saturday, a Sunday, or a day on which banks are closed for business in Pittsburgh, Pennsylvania or Fort Worth, Texas.

(e)   “Company” means Nora Gathering, LLC, a limited liability company organized under the Laws of the State of Delaware.

(f)    “EPC Lease” means a Hydrocarbons lease in substantially the form attached hereto as Exhibit “J”.

(g)   “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(h)   “Existing JOA” means the Coalbed Methane Gas Operating Agreement dated as of August 1, 1994 and the Conventional Gas (Non-Coalbed Gas) Operating Agreement dated as of August 1, 1994.

(i)    “Exploration Agreement” means the Coalbed Gas Exploration and Development Agreement dated as of April 5, 1988, together with and as amended, supplemented and modified from time to time by various amendments and supplemental agreements thereto, including (i) the Amendment to Coalbed Gas Exploration and Development Agreement dated as of December 12, 1990, (ii) the Second Amendment to Coalbed Gas Exploration and Development Agreement dated as of August 26, 1994, (iii) the Third Amendment to Coalbed Gas Exploration and Development Agreement dated as of June 10, 1996, (iv) the Fourth Amendment to Coalbed Gas Exploration and Development Agreement dated as of July 10, 1997, and (v) the Fifth Amendment to Coalbed Gas Exploration and Development Agreement dated as of December 31, 1998.

(j)    “Exploration Agreement PMOG Area” means the areas covered by the Exploration Agreement under which PMOG or any of its Affiliates holds, or leases from third Persons not affiliated with Seller, the mineral interest.

(k)   “Future Well” shall mean a well to be drilled in the future upon a Well Location, which (for the purposes of determining Defensible Title thereto and any Title Defects associated therewith pursuant to this Agreement) shall be treated as if such well had been drilled and completed and was in existence as of the date of this Agreement.

(l)    “Gas Retention Percentage” has the meaning set forth in the Gathering Agreement.

(m)  “Gathering Agreement” has the meaning set forth in the Contribution Agreement.

(n)   “Gathering Assets” has the meaning set forth in that certain Contribution Agreement of even date herewith between Seller, Equitable Gathering Equity, LLC, Purchaser and the Company.

(o)   “Gathering Charges” means the Gathering Rate (as defined in the Gathering Agreement) and all other charges set forth in the Gathering Agreement, except the Gas Retention Percentage, chargeable in connection with Hydrocarbons produced from the Assets for the gathering services provided by Seller or its Affiliates through the Gathering Assets, which charges shall be determined as if the Gathering Agreement was in place effective as of the Effective Time.

(p)   “Governmental Authority” means any government and/or any political subdivision thereof, including departments, courts, commissions, boards, bureaus, ministries, agencies or other instrumentalities.

(q)   “Hydrocarbons” means all oil, gas, coalbed methane gas and other associated hydrocarbons.

(r)    “LACT” means Lease Automatic Custody Transfer.

(s)   “Laws” means all laws, statutes, rules, regulations, ordinances, orders, requirements and codes of Governmental Authorities.

(t)    “Non-PM Assets” means all Assets other than the PM Assets.

(u)   “Original Lease” means that certain Agreement, dated as of July 25, 1972, between The Pittston Company (the predecessor in interest to Purchaser), as lessor, and Philadelphia Oil Company (the predecessor in interest to Seller), as lessee (together with and as amended, supplemented and modified from time to time by various amendments and supplemental agreements thereto, including (i) the Supplemental Agreement, dated as of January 19, 1976, between The Pittston Company and Philadelphia Oil Company, (ii) the Supplemental Agreement II, dated as of August 24, 1978, between The Pittston Company and Philadelphia Oil Company, (iii) the Supplemental Agreement III, dated as of January 1, 1986, between The Pittston Company and Philadelphia Oil Company, (iv) the First Amendment to Supplemental Agreement III, dated as of August 26, 1994, and effective August 1, 1994 between Purchaser and Equitable Resources Exploration, Inc., (v) the Supplemental Agreement IV, dated as of February 3, 1997, between Purchaser and Equitable Resources Energy Company – Eastern Region, (vi) the Additional Acreage Agreement, dated as of January 1, 1986, between The Pittston Company and Equitable Resources Energy Company, (vii) the Amendment to the Additional Acreage Agreement, dated as of January 1, 1987, between Purchaser and Equitable Resources Energy Company, (viii) the Second Amendment to the Additional Acreage Agreement, dated as of April 11, 1988, and effective January 1, 1988 between Purchaser and Equitable Resources Exploration, Inc., (ix) the Third Amendment to the Additional Acreage

Agreement, dated as of February 26, 1993, and effective January 1, 1993 between Purchaser and Equitable Resources Exploration, Inc., (x) the Fourth Amendment to the Additional Acreage Agreement, dated as of August 26, 1994, between Purchaser and Equitable Resources Exploration, Inc., (xi) the Fifth Amendment to the Additional Acreage Agreement, dated as of March 21, 1995, and effective January 1, 1995 between Purchaser and Equitable Resources Exploration, Inc., (xii) the Sixth Amendment to the Additional Acreage Agreement, dated as of June 10, 1996, and effective December 31, 1995 between Purchaser and Equitable Resources Exploration, Inc., (xiii) the Seventh Amendment to the Additional Acreage Agreement, effective as of December 31, 1996, between Purchaser and Equitable Resources Energy Company, (xiv) the Eighth Amendment to the Additional Acreage Agreement, dated as of December 29, 1997, and effective December 31, 1997 between Purchaser and Equitable Resources Energy Company, (xv) the Ninth Amendment to the Additional Acreage Agreement, dated as of November 25, 1999, and effective December 31, 1999 between Purchaser and Seller,  and (xvi) the Tenth Amendment to the Additional Acreage Agreement, dated as of May 3, 2005, and effective as of January 1, 2000, between Purchaser and Seller.

(v)   “Person” means any individual, corporation, partnership, limited liability company, trust, estate, Governmental Authority or any other entity.

(w)  “PM Assets” means all PM Undeveloped Lease Interests and all PM Wells.

(x)    “PM Undeveloped Lease Interests” means all Undeveloped Lease Interests in which Purchaser or its Affiliates possessed or has the right to possess any part of the working interest or lessor interest as of the Execution Date.  For avoidance of doubt, Undeveloped Lease Interests under the Original Lease and any portion of the Exploration Agreement PMOG Area that constitutes an Undeveloped Lease Interest shall be deemed to be PM Undeveloped Lease Interests for all purposes of this Agreement.

(y)   “PM Wells” means all Wells in which Purchaser or its Affiliates possessed or has the right to possess any part of the working interest or lessor interest as of the Execution Date.  For the avoidance of doubt, the Wells listed under “PM Wells” on Exhibit A-2 shall be deemed PM Wells for all purposes of this Agreement.

(z)    “Production Taxes” means ad valorem, property, severance, production and similar Taxes based upon or measured by the ownership or operation of the Assets or the production of Hydrocarbons therefrom, but excluding any other Taxes

(aa)         “Proration Unit” means, for any Well (i) the acreage unit size as shown in the pooling or unit designation for such Well filed in the real property records in the county in which such Well is located, or if no such designation is filed, as permitted with the state regulatory agency (or as shown on the issued well permit) for such Well; provided that if no such acreage size is provided pursuant to any of the foregoing, then “Proration Unit” means, for any Well, the minimum acreage unit size permitted by applicable Law for such Well and (ii) the producing interval or targeted producing interval for such Well.

(bb)         “Records” means all lease files, land files, well files, gas and oil sales contract files, gas processing files, division order files, abstracts, title opinions, land surveys, geologic and geophysical data (excluding interpretations thereof) and files and all other books, records, data, files, maps and accounting records to the extent relating primarily to the Properties or other Combined Assets, excluding however, (A) any record to the extent that:  (1) disclosure of such record is restricted by third-party agreement or applicable Law, (2) Seller is unable to obtain, using commercially reasonable efforts, a waiver of, or otherwise satisfy, such disclosure restriction (provided that Seller shall not be required to provide consideration or undertake obligations to or for the benefit of the holders of such rights in order to obtain any necessary consent or waiver) and (3) the failure to obtain such waiver or satisfy such disclosure restriction would cause a termination of such instrument or a material impairment of the rights thereunder; (B) computer software; (C) all legal records and legal files of Seller (other than (x) title opinions and (y) Contracts) and all other work product of and attorney-client communications with any of Seller’s legal counsel; (D) records relating to the sale of the Assets, including bids received from and records of negotiations with third Persons; (E) any other records to the extent constituting Excluded Assets; and (F) contracts and agreements of no further force and effect as of the Effective Time.

(cc)         “Review Well” shall mean a Well or a Future Well, as the context requires.

(dd)         “SEC” means the U.S. Securities and Exchange Commission.

(ee)         “Securities Act” means the Securities Act of 1933, as amended, and any successor statute thereto and the rules and regulations of the SEC promulgated thereunder.

(ff)           “Tax” means all taxes, including income tax, surtax, remittance tax, presumptive tax, net worth tax, production tax, pipeline transportation tax, value added tax, withholding tax, gross receipts tax, windfall profits tax, profits tax, severance tax, personal property tax, real property tax, sales tax, service tax, transfer tax, use tax, excise tax, premium tax, customs duties, stamp tax, motor vehicle tax, entertainment tax, insurance tax, capital stock tax, franchise tax, occupation tax, payroll tax, employment tax, social security, unemployment tax, disability tax, alternative or add-on minimum tax, estimated tax, and any other assessments, duties, fees, or levies imposed by a Governmental Authority, together with any interest, fine or penalty thereon, or addition thereto.

(gg)         “Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof, required to be filed with any Governmental Authority.

(hh)         “Transfer Taxes” means all transfer, sales, use, documentary, stamp duty, conveyance and other similar Taxes, duties, fees or charges.

(ii)           “Undeveloped Lease Interests” means any Lease, acreage, area (including the Exploration Agreement PMOG Area) or portion thereof included in the Properties that is not included in a Proration Unit corresponding to a Well.

(jj)           “Well Location” shall mean each lease/tract location identified on Exhibit A-2.

Section 1.5          Effective Time; Proration of Costs and Revenues.

(a)   Title and interest in and to the Combined Assets shall be transferred from Seller to Purchaser at the Closing, but certain financial benefits and burdens in respect of the Assets shall be transferred effective as of the Effective Time, as described below.  Notwithstanding anything to the contrary herein, financial benefits and burdens in respect of the Pre-Effective Time Interests prior to the Effective Time shall not be modified or changed from the manner in which such benefits and burdens were treated in the period prior to the Effective Time by the provisions of this Section 1.5.

(b)   Purchaser shall be entitled to all production of Hydrocarbons from or attributable to the Assets on and after the Effective Time (and all products and proceeds attributable thereto), and to all other income, proceeds, receipts and credits earned with respect to the Assets on and after the Effective Time, and shall be responsible for (and entitled to any refunds with respect to) all Property Costs incurred on and after the Effective Time (provided that Purchaser’s entitlement to production, income, proceeds, receipts, and credits earned with respect to, and responsibility for and entitlement to refunds with respect to Property Costs relating to, certain of the Assets shall be adjusted as of Closing in the manner described in Section 2.2).  Seller shall be entitled to all production of Hydrocarbons from or attributable to the Assets prior to the Effective Time (and all products and proceeds attributable thereto), and to all other income, proceeds, receipts and credits earned with respect to the Assets prior to the Effective Time, and shall be responsible for (and entitled to any refunds with respect to) all Property Costs incurred prior to the Effective Time (provided that Seller’s entitlement to production, income, proceeds, receipts, and credits earned with respect to, and responsibility for and entitlement to refunds with respect to Property Costs relating to, certain of the Assets shall be adjusted as of Closing in the manner described in Section 2.2).  “Earned” and “incurred”, as used in this Agreement, shall be interpreted in accordance with United States generally accepted accounting principles (as published by the Financial Accounting Standards Board) and Council of Petroleum Accountants Societies (COPAS) standards.

(c)   “Property Costs” means all operating expenses (including costs of insurance and Production Taxes), capital expenditures incurred in the ownership and operation of the Assets in the ordinary course of business, and overhead costs charged to the Assets under the applicable operating agreement or if none, charged to the Assets on the same basis as Seller has historically charged under the Existing JOA.  “Property Costs” as used herein shall not include the Gathering Charges.

(d)   For purposes of allocating production (and accounts receivable with respect thereto), under this Section 1.5, (i) liquid Hydrocarbons shall be deemed to be “from or attributable to” the Assets when they pass through the pipeline flange connecting into the storage facilities located on the Leases or, if there are no such storage facilities, when they pass through the LACT meters or similar meters at the point of entry into the pipelines through which they are transported from the Leases, and (ii) gaseous Hydrocarbons shall be deemed to be “from or attributable to” the Assets when they pass through the delivery point sales meters or similar meters at the point of entry into the pipelines through which they are transported from the Leases.  Seller shall utilize reasonable interpolative procedures to arrive at an allocation of production when exact meter readings are not available.  Production Taxes, surface use fees, insurance premiums and other Property Costs that are paid periodically shall be prorated based on the number of days in the applicable period falling before, or at and after, the Effective Time, except that Production Taxes measured by units of production shall be prorated based on the amount of Hydrocarbons actually produced, purchased or sold, as applicable, before, or at and after, the Effective Time.  In each case, Purchaser shall be responsible for the portion allocated to the period on and after the Effective Time and Seller shall be responsible for the portion allocated to the period before the Effective Time.

Section 1.6            Back-In Interests.  Purchaser acknowledges and agrees that any and all existing back-in rights of the Purchaser or its Affiliates to an additional or increased working interest in the Wells listed in Exhibit A-2 to which Purchaser was entitled pursuant to the Existing JOA shall be extinguished in full, and any liabilities or rights associated with such back-in rights shall cease to exist and shall no longer be enforceable.

Section 1.7            Pre-Effective Time Interests and Assets.  Immediately prior to the Closing, Purchaser and Seller are the owners of certain working interests relating to lands subject to the Original Lease and the Exploration Agreement.  As part of this Agreement and the transactions contemplated hereby (as well as other transactions between the Parties and their Affiliates), the Parties desire to enter into a new lease agreement in substantially the form attached hereto as Exhibit C (the “New Lease”), effective as of the Closing Date, with Purchaser as the lessor and Seller as the lessee, and to terminate the Original Lease, the Exploration Agreement and certain related agreements, effective as of the Closing Date.  In addition to the working interests in the Leases and Review Wells and the related assets that Purchaser is purchasing from Seller under this Agreement (as such working interests are more particularly described in the column titled “Conveyed Working Interest” on Exhibit A-2 and the corresponding undivided interests in the Combined Assets associated therewith, the “Assets”). For purposes of clarification, the Parties acknowledge that each Party may currently own some of the interests that will be conveyed or cross conveyed under the Conveyance and that the Conveyance is intended to stipulate and clarify as of the Closing the interests that each of the Parties will own as of the Closing.  In order to reflect Purchaser’s pre-Effective Time working interests in the Wells drilled under the Original Lease and/or the Exploration Agreement, Seller, as the lessee under the New Lease, will enter into such conveyances (including the Conveyance) with Purchaser to confirm the pre-Effective Time working interests of Purchaser in such Wells and related assets that will be subject to the New Lease (as such pre-Effective Time working interests are more particularly described in the column titled “Purchaser Pre-Effective Time

Working Interest” on Exhibit A-2 and the corresponding undivided interests included in the Combined Assets associated therewith, the “Pre-Effective Time Interests”).  The Parties acknowledge that the Assets and the Pre-Effective Time Interests together constitute the Combined Assets and the term “Assets” as defined in this Agreement shall be the Combined Assets excluding the Pre-Effective Time Interests, and upon Closing, Purchaser and all Purchaser Successors shall collectively hold the interest in each Review Well identified on Exhibit A-2 as the “Purchaser Closing Interest” for such Review Well and the same interest in the Proration Unit for such Review Well, and Seller shall hold the interest in each Review Well identified on Exhibit A-2 as the “Seller Closing Interest” for such Review Well and the same interest in the Proration Unit for such Review Well.  Further, the parties acknowledge that certain existing wells drilled by PMOG or its predecessors upon the lands covered by the Original Lease were excluded under the Original Lease and are being excluded under the New Lease (as more particularly described therein), and such excluded wells shall not be part of the Combined Assets, Assets or Pre-Effective Time Interests.

Section 1.8            Intentions of the Parties.  The Parties acknowledge that it is their intent that (a) Seller transfer to Purchaser and Purchaser accept as of the Effective Time an undivided one-half (1/2) of Seller’s interest existing as of the Closing Date in all leases (including without limitation Seller’s interest as lessee under the EPC Lease, but for the avoidance of doubt, excluding its interest as lessor thereunder) included in Buchanan, Russell and Dickenson Counties, Virginia (excluding any interests in the lands and properties excluded from the AMI) and (b) pursuant to the Conveyance, Purchaser shall cross convey to Seller such interest in such leases (but excluding its interest as lessor under the Original Lease or the New Lease), such that the respective interests of the Parties in such leases as lessees thereunder shall be equal as of the Effective Time, whether or not such leases are included in or accurately described on Exhibit A-1.  The Parties further acknowledge and agree that it is their intent that, notwithstanding anything herein to the contrary, to the extent that there are any Wells in which both Seller and Purchaser currently have a working interest that exist upon any Leases or within the AMI and that are not described on Exhibit A-2, the respective interests of the Parties in such Wells shall be the same interests as the Parties have in such Wells as of the date hereof; provided, however, if any such Well has been drilled by Seller upon the Leases or within the AMI on or after the Effective Time, then the Parties agree that their respective interests in such Wells and the Proration Units therefor as of the Effective Time shall be equal.

ARTICLE 2
PURCHASE PRICE

Section 2.1            Purchase Price.  The purchase price for the Assets (the “Purchase Price”) shall be Two Hundred and Sixty-Two Million Dollars (US$262,000,000), adjusted as provided in Section 2.2.

Section 2.2            Adjustments to Purchase Price.  The Purchase Price shall be adjusted as follows:

(a)   Decreased by the aggregate amount of the following proceeds received by Seller attributable to the Assets on and after 12:01 a.m. local time where the Assets are located on June 1, 2006 (the “Effective Time”):

(i)            proceeds from the sale of Hydrocarbons produced from or attributable to the Assets (less any royalties, overriding royalties net profits interests and other similar burdens payable out of the production of Hydrocarbons from the Assets or the proceeds thereof which are not included in “Property Costs”); and

(ii)           any other proceeds received by Seller attributable to the Assets;

(b)   Decreased in accordance with Section 3.4;

(c)   Decreased in accordance with Section 3.5;

(d)   Increased by the amount of all Property Costs attributable to the Assets on and after the Effective Time which are incurred and paid by Seller excluding, however, any amounts deducted pursuant to Section 2.2(a)(i) above;

(e)   [Intentionally omitted].

(f)    Increased by the amount of the Gathering Charges attributable to the Assets on and after the Effective Time;

(g)   Decreased by Six Hundred Thousand Dollars (US$600,000) to represent an adjustment (i) to the gathering rate paid by Purchaser in connection with gathering services on the Gathering Assets provided by Seller and its Affiliates prior to the Effective Time, (ii) for certain pre-Effective Time capital expenditures and (iii) for the Parties’ agreement regarding resolution of the Pittston Litigation; and

(h)   Decreased by an amount equal to the difference between the (i) aggregate amount paid by Purchaser for gathering services on the Gathering Assets provided by Seller and its Affiliates for the period from (and including) the Effective Time until the Closing with respect to the Pre-Effective Time Interests, and (ii) the aggregate amount that would have been paid by Purchaser for gathering services on the Gathering Assets provided by Seller and its Affiliates for the period from (and including) the Effective Time until the Closing with respect to the Pre-Effective Time Interests if Purchaser would have been charged the Gathering Charges for such services.

The Purchase Price, adjusted as set forth in this Section 2.2, shall be the “Adjusted Purchase Price.”

Section 2.3            Effect of Purchase Price Adjustments.  The adjustment described in Section 2.2(a) shall serve to satisfy, up to the amount of the adjustment, Purchaser’s entitlement under Section 1.5 to Hydrocarbon production from or attributable to the Assets between the Effective Time and the Closing and to other income, proceeds, receipts and credits earned with respect to the Assets between the Effective Time and the Closing, and Purchaser shall not have any separate rights to receive any production or income, proceeds, receipts and credits with respect to which an adjustment has been made.  Similarly, the adjustment described in Section 2.2(d) shall serve to satisfy, up to the amount of the adjustment, Purchaser’s obligation under Section 1.5 to pay Property Costs attributable to the ownership and operation of the Assets which are incurred between the Effective Time and the Closing, and Purchaser shall not be separately obligated to pay for any Property Costs with respect to which an adjustment has been made.

Section 2.4            Allocation of Purchase Price.  Schedule 2.4 sets forth the agreed allocation of the unadjusted Purchase Price among the Assets, which has been made in accordance with Section 1060 of the Internal Revenue Code of 1986, as amended (the “Code”), and the Treasury regulations thereunder.  The “Allocated Value” for any Asset shall equal the portion of the unadjusted Purchase Price allocated to such Asset on Schedule 2.4, increased or decreased as described in this Section 2.4.  Any adjustments to the Purchase Price other than the adjustments provided for in Section 2.2(b) and Section 2.2(c) shall be applied on a pro rata basis to the amounts set forth on Schedule 2.4 for all Assets.  After all such adjustments are made, any adjustments to the Purchase Price pursuant to Section 2.2(b) and Section 2.2(c) shall be applied to the amounts set forth in Schedule 2.4 for the particular affected Assets.  Seller and Purchaser have accepted such Allocated Values for purposes of this Agreement and the transactions contemplated hereby, however, neither Seller nor Purchaser make any representation or warranty as to the accuracy of such Allocated Values.  Seller and Purchaser agree (a) that the Allocated Values shall be used by Seller and Purchaser as the basis for reporting asset values and other items for purposes of all applicable Tax returns, and (b) that neither they nor their Affiliates will take positions inconsistent with the Allocated Values in notices to Governmental Authorities, in audit or other proceedings with respect to Taxes, in notices to preferential purchaser right holders, or in other documents or notices relating to the transactions contemplated by this Agreement.

ARTICLE 3
TITLE MATTERS

Section 3.1          Title.

(a)   The Conveyance shall contain a special warranty of title against every Person lawfully claiming or to claim the interest to be conveyed by Seller to Purchaser or any part thereof by, through and under Seller and its Affiliates, but not otherwise, subject to Permitted Encumbrances, but shall otherwise be without warranty of title, express, implied or statutory, except that the Conveyance shall transfer to Purchaser all rights or actions on title warranties given or made by Seller’s predecessors (other than Affiliates of Seller), to the extent Seller may legally transfer such rights.

(b)   Notwithstanding anything to the contrary in Section 3.1(a) and the Conveyance, Section 3.4 shall provide Purchaser’s exclusive remedy in respect of Asserted Title Defects reported in accordance with this Article 3, and, Purchaser shall not be entitled to make any claims against Seller or any of its Affiliates under Seller’s special warranty of title in the Conveyance against any such Asserted Title Defect.  Except to the extent expressly provided herein (including Purchaser’s rights with respect to any breach of Seller’s covenant under Section 6.10(f) and Purchaser’s rights under this Article 3) and except under the special warranty of title set forth in the Conveyance, Purchaser shall not be entitled to make any claims against Seller or any of its Affiliates with respect to any Title Defects to the extent that such Title Defects pertain to the PM Assets (provided that if such Title Defects affect both the PM Assets and the other Assets, then Purchaser shall be entitled to any and all of its rights and remedies with respect to such Title Defects insofar and only insofar as such Title Defects affect such other Assets).

Section 3.2            Definition of Defensible Title.  As used in this Agreement, the term “Defensible Title” means that title of Seller with respect to the Assets which, subject to Permitted Encumbrances:

(a)   entitles Seller to receive throughout the duration of the productive life of any Review Well (after satisfaction of all royalties, overriding royalties, nonparticipating royalties, net profits interests or other similar burdens on or measured by production of Hydrocarbons), not less than the “Conveyed Net Revenue Interest” share shown in Exhibit A-2 for such Review Well of all Hydrocarbons produced and sold from such Review Well, as applicable, except (solely to the extent that such actions do not cause a breach of Seller’s covenants under Section 6.10 hereof) decreases in connection with those operations in which, from or after the date of this Agreement, Seller may be a nonconsenting co-owner, decreases resulting from the establishment or amendment of pools or units from and after the date of this Agreement, and decreases required to allow other working interest owners to make up past underproduction or pipelines to make up past underdeliveries;

(b)   obligates Seller to bear a percentage of the costs and expenses for the maintenance and development of, and operations relating to, a Review Well not greater than the “Conveyed Working Interest” shown in Exhibit A-2 for such Review Well without increase throughout the productive life of such Review Well, as applicable, except as stated in Exhibit A-2, respectively, and except increases resulting from contribution requirements with respect to defaulting co-owners under applicable operating agreements and increases that are accompanied by at least a proportionate increase in Seller’s net revenue interest; and

(c)   is free and clear of all Encumbrances.

As used in this Agreement, the term “Encumbrance” means any lien, charge, encumbrance, irregularity or other defect (including a discrepancy or error in net revenue interest or working interest as set forth in Exhibit A-2 for a Review Well).  The term “Title Defect” means, with respect to any Asset that is a Non-PM Asset, any Encumbrance that would cause

Seller not to have Defensible Title to such Non-PM Asset, and with respect to any Asset that is a PM Asset, the term “Title Defect” means any Encumbrance created by, through or under Seller or any of its Affiliates that would cause Seller not to have Defensible Title to such PM Asset.  The term “Asserted Title Defect” means a Title Defect reported by Purchaser pursuant to Section 3.4 hereof.

Section 3.3            Definition of Permitted Encumbrances.  As used herein, the term “Permitted Encumbrances” means any or all of the following:

(a)   lessors’ royalties and any overriding royalties, reversionary interests and other burdens on production of Hydrocarbons to the extent that they do not, individually or in the aggregate, reduce the “Conveyed Net Revenue Interest” below that shown in Exhibit A-2 with respect to any Review Well or increase the “Conveyed Working Interest” above that shown in Exhibit A-2 with respect to any Review Well without at least a proportionate increase in the net revenue interest for such Review Well;

(b)   all Contracts, to the extent that they do not, individually or in the aggregate, reduce the “Conveyed Net Revenue Interest” below that shown in Exhibit A-2 with respect to any Review Well or increase the “Conveyed Working Interest” above that shown in Exhibit A-2 with respect to any Review Well without at least a proportionate increase in the net revenue interest for such Review Well;

(c)   Preferential Rights;

(d)   third-party consent requirements and similar restrictions with respect to which waivers or consents are obtained by Seller from the appropriate parties prior to the Closing Date or the appropriate time period for asserting the right has expired or which are expressly not required to be satisfied prior to a transfer;

(e)   liens for current Taxes or assessments not yet delinquent or, if delinquent, being contested in good faith by appropriate actions and listed on Exhibit A-5;

(f)    materialman’s, mechanic’s, repairman’s, employee’s, contractor’s, operator’s and other similar liens or charges arising in the ordinary course of business for amounts not yet delinquent (including any amounts being withheld as provided by law), or if delinquent, being contested in good faith by appropriate actions and listed on Exhibit A-6;

(g)   all rights to consent, by required notices to, filings with, or other actions by Governmental Authorities in connection with the sale or conveyance of oil and gas leases, licenses, concessions, production sharing agreements or interests therein if they are customarily obtained subsequent to the sale or conveyance;

(h)   rights of reassignment arising upon final intention to abandon or release the Leases included in the Proration Unit for such Review Well;

(i)    easements, rights-of-way, servitudes, permits and other rights in respect of surface and subsurface operations not involving the extraction of Hydrocarbons to the extent that they do not, individually or in the aggregate (i) reduce the “Conveyed Net Revenue Interest” below that shown in Exhibit A-2 with respect to any Review Well, (ii) increase the “Conveyed Working Interest” above that shown in Exhibit A-2 with respect to any Review Well without at least a proportionate increase in the “Conveyed Net Revenue Interest” for such Review Well, or (iii) materially detract from the value of, or materially interfere with the use, ownership or operation of, any Review Well subject thereto or affected thereby (as currently used, owned and operated) and which would be accepted by a reasonably prudent purchaser engaged in the business of owning and operating oil and gas properties in the Appalachian Basin;

(j)    calls on production under existing Contracts that are listed on Exhibit A-7;

(k)   all rights reserved to or vested in any Governmental Authority to control or regulate any of the Wells or Undeveloped Lease Interests in any manner and all obligations and duties under all applicable Laws or under any franchise, grant, license or permit issued by any such Governmental Authority;

(l)    any Encumbrance which is discharged by Seller at or prior to Closing;

(m)  any rights related to coal, coal seams or coal mining, whether statutory or otherwise, other than rights to explore for, develop and produce coalbed methane and associated Hydrocarbons and rights attendant thereto;

(n)   any matters shown on Exhibit G; and

(o)   any other Encumbrances which do not, individually or in the aggregate, (i) reduce the “Conveyed Net Revenue Interest” below that shown in Exhibit A-2 with respect to any Review Well, (ii) increase the “Conveyed Working Interest” above that shown in Exhibit A-2 with respect to any Review Well without at least a proportionate increase in the net revenue interest for such Review Well, or (iii) materially detract from the value of or materially interfere with the use, ownership or operation of the Review Wells subject thereto or affected thereby (as currently used, owned or operated) and which would be accepted by a reasonably prudent purchaser engaged in the business of owning and operating oil and gas properties in the Appalachian Basin.

Section 3.4          Notice of Asserted Title Defects; Defect Adjustments.

(a)   To assert a claim of a Title Defect prior to Closing, Purchaser must deliver a claim notice to Seller on or before 5:00 p.m. EDT on April 25, 2007 (the “Title Claim Date”), except as otherwise provided under Section 3.5 or Section 3.6; provided that Purchaser agrees to furnish Seller at the end of every week period following the execution of this Agreement and prior to the Title Claim Date with a claim notice if any officer of Purchaser or its Affiliates discovers or learns of any Title Defect during such  period.  Each such notice shall be in writing and shall include (i) a description of the Asserted Title Defect(s), (ii) the Wells and/or Undeveloped Lease Interests affected,

(iii) the Allocated Values of the Wells and/or Undeveloped Lease Interests subject to such Asserted Title Defect(s), (iv) supporting documents reasonably necessary for Seller (as well as any title attorney or examiner hired by Seller) to verify the existence of such Asserted Title Defect(s) and (v) the amount by which Purchaser reasonably believes the Allocated Values of those Wells and/or Undeveloped Lease Interests are reduced by such Asserted Title Defect(s) and the computations and information upon which Purchaser’s belief is based.  Subject to Purchaser’s rights under the special warranty of title described in Section 3.1(a) and its rights with respect to any breach of Seller’s covenant under Section 6.10(f), Purchaser shall be deemed to have waived all Title Defects of which Seller has not been given notice on or before the Title Claim Date.

(b)   In the event that Purchaser notifies Seller of a Title Defect before the Title Claim Date, Seller shall have the right, but not the obligation, to attempt, at its sole cost, to cure or remove any Asserted Title Defects of which it has been notified by Purchaser.  If Seller so elects to cure or remove any Asserted Title Defect, Purchaser shall use commercially reasonable efforts to cooperate with Seller’s efforts to cure or remove such Asserted Title Defect.  If prior to Closing, Seller has been unable to cure or remove any Asserted Title Defect, then Seller and Purchaser mutually shall elect to have one of the following options apply:

(i)            Remove the interests in such Well or Undeveloped Lease Interest included in the Assets that is subject to such Asserted Title Defect and those other Assets primarily related to such interest in such Well or Undeveloped Lease Interest from the transaction contemplated by this Agreement.  Such removed Assets shall not be assigned at the Closing, shall become “Excluded Assets” for all purposes hereunder and the Purchase Price shall be reduced by an amount equal to the Allocated Value for such Assets, provided that if any Asserted Title Defect is cured at any time prior to one hundred eighty (180) days after Closing, within five (5) days of Seller’s notice to Purchaser of such event, the Parties shall conduct a subsequent Closing (in accordance with the same terms hereof) for the purchase and sale of the Excluded Asset that was subject to such cured Asserted Title Defect.

(ii)           Assign the Asset subject to the Asserted Title Defect to Purchaser at Closing, and defend, indemnify and hold the Purchaser Indemnified Persons and Purchaser Successors harmless from and against all Damages that arise out of or that any such Person may suffer as a result of such Asserted Title Defect pursuant to a form of indemnity agreement mutually agreeable to the Parties.

(iii)          Assign the Asset subject to the Asserted Title Defect to Purchaser at Closing, and reduce the Purchase Price in accordance with Section 3.4(c).

Provided that, if Seller and Purchaser are unable to mutually agree on one of the foregoing options, then the Parties shall be deemed to have chosen the option under subsection (i) above.

(c)   The Purchase Price shall be reduced by an amount (the “Asserted Title Defect Amount”) equal to the reduction in the Allocated Value for the interest in such Well or Undeveloped Lease Interest included in the Assets that is subject to an uncured Asserted Title Defect, which reduction is caused by such uncured Asserted Title Defect as determined pursuant to Section 3.4(e); provided that no reduction shall be made in the Purchase Price with respect to any Asserted Title Defect for which an election has been made pursuant to Section 3.4(b)(ii).

(d)   Except for Purchaser’s rights under the special warranty of title described in Section 3.1(a) and its rights with respect to any breach of Seller’s covenant under Section 6.10(f), Section 3.4(c) shall, to the fullest extent permitted by applicable Laws, be the exclusive right and remedy of Purchaser against Seller or its Affiliates with respect to any Title Defect attributable to the Combined Assets.

(e)   The Asserted Title Defect Amount resulting from an Asserted Title Defect shall be determined as follows:

(i)            if Purchaser and Seller agree on the Asserted Title Defect Amount, that amount shall be the Asserted Title Defect Amount;

(ii)           if the Asserted Title Defect is an Encumbrance which is undisputed and liquidated in amount, then the Asserted Title Defect Amount shall be the amount necessary to be paid to remove the Asserted Title Defect from the affected Well or Undeveloped Lease Interest;

(iii)          if the Asserted Title Defect represents a discrepancy between (A) the actual net revenue interest included in the Assets for any Well or Undeveloped Lease Interest and (B) the “Conveyed Net Revenue Interest” stated on Exhibit A-2 for such Review Well, then the Asserted Title Defect Amount shall be the product of the Allocated Value for the interest in the affected Well or Undeveloped Lease Interest included in the Assets multiplied by a fraction, the numerator of which is the net revenue interest decrease and the denominator of which is the net revenue interest stated on Exhibit A-2 for such interest; provided that if the Asserted Title Defect does not affect a Review Well throughout the life of such Review Well, the Asserted Title Defect Amount determined under this Section 3.4(e)(iii) shall be reduced accordingly;

(iv)          if the Asserted Title Defect represents an Encumbrance of a type not described in subsections (i), (ii) or (iii) above, the Asserted Title Defect Amount shall be determined by taking into account the Allocated Value of the interest in the Review Well included in the Assets so affected, the portion of such interest in the Review Well affected by the Asserted Title Defect, the legal effect of the Asserted Title Defect, the potential economic effect of the Asserted Title Defect over the life of the affected Review Well, the values placed upon the Asserted Title Defect by Purchaser and Seller and such other factors as are necessary to make a proper evaluation; and

(v)           notwithstanding anything to the contrary in this Article 3, (A) except for adjustments required by Section 3.6, the aggregate Asserted Title Defect Amounts attributable to all Asserted Title Defects upon any given interest in a Review Well included in the Assets shall not exceed the Allocated Value of such interest in the Review Well and (B) except for adjustments required by Section 3.5 or Section 3.6, there shall be no Purchase Price adjustment for Asserted Title Defects unless and until the aggregate Asserted Title Defect Amounts for all interests in the Review Wells included in the Assets for which claim notices were timely delivered pursuant to Section 3.4(a) exceed Two Million Six Hundred Twenty Thousand Dollars (US$2,620,000.00), and then only to the extent that the aggregate Asserted Title Defect Amounts exceed Two Million Six Hundred Twenty Thousand Dollars (US$2,620,000.00);

(vi)          if an Asserted Title Defect of the type not described in subsections (i), (ii) or (iii) above is reasonably susceptible of being cured, the Asserted Title Defect Amount determined under subsection (iv) above shall not be greater than the lesser of (1) the reasonable cost and expense of curing such Asserted Title Defect or (2) the share of such curative work cost and expense which is allocated to such interest in such Review Well included in the Assets pursuant to subsection (vii) below; and

(vii)         the Asserted Title Defect Amount with respect to a Review Well shall be determined without duplication of any costs or losses (i) included in another Asserted Title Defect Amount hereunder, or (ii) included in a casualty loss under Section 3.6.  To the extent that the cost to cure any Asserted Title Defect will result in the curing of all or a part of one or more other Asserted Title Defects, such cost of cure shall be allocated for purposes of Section 3.4(e)(vi) among the interests in the Review Wells so affected on a fair and reasonable basis.

(f)    Seller and Purchaser shall attempt to agree on all Asserted Title Defects and Asserted Title Defect Amounts by two (2) Business Days prior to the Closing Date.  If Seller and Purchaser are unable to agree by that date, the average of Seller’s and Purchaser’s estimates with respect to the Asserted Title Defect Amounts for the Asserted Title Defects shall be used to determine the Closing Payment pursuant to Section 8.4(a), and all Asserted Title Defects and Asserted Title Defect Amounts in dispute shall be exclusively and finally resolved by arbitration pursuant to this Section 3.4(f).  During the ten (10) Business Day period following the Closing Date, Asserted Title Defects and Asserted Title Defect Amounts in dispute shall be submitted to an attorney with at least ten (10) years of experience in oil and gas titles in southwestern Virginia as selected by mutual agreement of Purchaser and Seller (the “Title Arbitrator”).  The arbitration proceeding shall be held in Pittsburgh, Pennsylvania and shall be conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association in effect as of the date hereof, to the extent such rules do not conflict with the terms of this Section 3.4(f).  The Title Arbitrator’s determination shall be made within twenty (20) days after submission of the matters in dispute and shall be final and binding upon both Parties, without right of appeal.  In making his determination, the Title Arbitrator shall be bound by the rules set forth in Section 3.4(e) and may consider such other matters as in the opinion of the Title Arbitrator are necessary or helpful to make a proper determination.  Additionally, with the prior written consent of Purchaser and Seller, the Title Arbitrator may consult with and engage disinterested third parties to advise the Title Arbitrator, including title attorneys from other states and petroleum engineers.  In no event shall any Asserted Title Defect Amount exceed the estimate given by Purchaser in its claim notice delivered in accordance with Section 3.4(a).  The Title Arbitrator shall act as an expert for the limited purpose of determining the specific disputed Asserted Title Defects and Asserted Title Defect Amounts submitted by either Party and may not award damages, interest or penalties to either Party with respect to any matter.  Seller and Purchaser shall each bear its own legal fees and other costs of presenting its case.  Each Party shall bear one-half of the costs and expenses of the Title Arbitrator.

Section 3.5            Consents to Assignment and Preferential Rights to Purchase.

(a)   Seller will use reasonable efforts, consistent with industry practices in transactions of this type, to identify, with respect to all Assets, the names and addresses of all parties holding Preferential Rights and Consents applicable to the transactions contemplated hereby.  In attempting to identify the names and addresses of such parties holding such Preferential Rights and Consents, Seller shall in no event be obligated to go beyond its own records.  Seller will request, from the parties so identified (and from any parties identified by Purchaser prior to Closing who have Preferential Rights or from whom a Consent may be required), in accordance with the documents creating such rights, execution of waivers of Preferential Rights or Consents so identified.  Seller shall have no obligation other than to identify such Preferential Rights and Consents and to so request such execution of waivers of Preferential Rights and Consents (including, without limitation, Seller shall have no obligation to assure that such waivers of Preferential Rights and Consents are obtained).

(b)   With respect to Preferential Rights but not Consents, if a Person from whom a waiver of a Preferential Right is requested refuses to give such waiver prior to Closing, the interest in the Asset subject to such Preferential Right will be excluded from the transaction contemplated hereby, such interest in such Asset will become an “Excluded Asset” for all purposes hereunder (except in the case of any subsequent transfer of such interest in such Asset to Purchaser pursuant to the following sentence) and the Purchase Price will be adjusted downward by the Allocated Value (proportionately reduced to the excluded interest) for such interest in such Asset.  If within ninety (90) days following Closing such holder does waive its Preferential Right, then Purchaser agrees that, within five (5) days following Seller’s notice thereof, the Parties hereto will conduct a subsequent Closing (in accordance with same terms hereof) for the purchase and sale of such excluded Asset.

(c)   If (i) an Asset is subject to a Consent that prohibits the transfer of such Asset without compliance with the provisions of such Consent, (ii) the failure to comply with or obtain such Consent will result in a termination or other material impairment of any rights in relation to such Asset and (iii) such Consent is not obtained or complied with prior to the Closing, then unless otherwise agreed to by Purchaser and Seller, the Asset or portion thereof affected by such Consent will be excluded from the transactions contemplated hereby, such Asset will become an “Excluded Asset” for all purposes hereunder (except in the case of any subsequent transfer of such Asset to Purchaser pursuant to the following sentence), and the Purchase Price will be adjusted downward by the Allocated Value for such excluded Asset or if no Allocated Value was given for such excluded Asset, then a value derived from the Allocated Value of the Assets to which such excluded Asset relates.  If, within ninety (90) days following Closing, such Consent is obtained or otherwise complied with, then Purchaser agrees that, within five (5) days following Seller’s notice thereof, the Parties hereto will conduct a subsequent Closing (in accordance with the same terms hereof) for the purchase and sale of such excluded Asset.

(d)   To the extent that the consent of PMOG with respect to the assignment of the Assets contemplated hereby is required under any agreement or arrangement, as of the Closing, PMOG hereby irrevocably grants such consent.

Section 3.6            Casualty or Condemnation Loss.  Subject to the provisions of Section 7.1(f) and Section 7.2(f) hereof, if, after the date of this Agreement but prior to the Closing Date, any portion of the Assets is destroyed by fire or other casualty or is taken in condemnation or under right of eminent domain, Purchaser shall nevertheless be required to close and the Parties mutually shall elect prior to Closing one of the following options:  (i) to have Seller cause the Assets affected by any casualty to be repaired or restored, at Seller’s sole cost, as promptly as reasonably practicable (which work may extend after the Closing Date), (ii) to have Seller indemnify Purchaser through a document reasonably acceptable to Seller and Purchaser against any costs or expenses that Purchaser reasonably incurs to repair the Assets subject to any casualty or (iii) to treat such casualty or taking as an Asserted Title Defect with respect to the affected Assets under Section 3.4; provided that in the event that the Purchase Price is adjusted pursuant to Section 3.4(b)(iii), then in no event shall such Asserted Title Defect be subject to the provisions of Section 3.4(e)(v) hereof; and provided further that if the Parties are unable to mutually elect one of the foregoing options, then the Parties shall be deemed to have chosen the option under subsection (iii) above.  In each case, Seller shall retain all rights to insurance and other claims against third parties with respect to the casualty or taking except to the extent the Parties otherwise agree in writing.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF SELLER

Section 4.1          Disclaimers.

(a)   Except as expressly set forth in Article 3, Article 4, in the certificate delivered by Seller at Closing pursuant to Section 8.2(b) or in the Conveyance, (i) Seller makes no representations or warranties, express or implied, with respect to the Combined Assets or the transactions contemplated hereby and (ii) Seller expressly disclaims all liability and responsibility for any representation, warranty, statement or information with respect to the Combined Assets or the transactions contemplated hereby made or communicated (orally or in writing) to Purchaser or any of its Affiliates, employees, agents, consultants or representatives (including any opinion, information, projection or advice that may have been provided to Purchaser by any officer, director, employee, agent, consultant, representative or advisor of Seller or any of its Affiliates).

(b)   EXCEPT AS EXPRESSLY REPRESENTED OTHERWISE IN ARTICLE 3, ARTICLE 4, IN THE CERTIFICATE DELIVERED BY SELLER AT CLOSING PURSUANT TO SECTION 8.2(b) OR IN THE CONVEYANCE, WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, SELLER EXPRESSLY DISCLAIMS ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AS TO (I) TITLE TO ANY OF THE COMBINED ASSETS, (II) THE CONTENTS, CHARACTER OR NATURE OF ANY INFORMATION PROVIDED BY SELLER WITH RESPECT TO THE COMBINED ASSETS, OR ANY REPORT OF ANY PETROLEUM ENGINEERING CONSULTANT, OR ANY GEOLOGICAL OR SEISMIC DATA OR INTERPRETATION, RELATING TO THE COMBINED ASSETS, (III) THE QUANTITY, QUALITY OR RECOVERABILITY OF HYDROCARBONS IN OR FROM THE COMBINED ASSETS, (IV) ANY ESTIMATES OF THE VALUE OF THE COMBINED ASSETS OR FUTURE REVENUES GENERATED BY THE COMBINED ASSETS, (V) THE PRODUCTION OF HYDROCARBONS FROM THE COMBINED ASSETS, OR WHETHER PRODUCTION HAS BEEN CONTINUOUS, OR IN PAYING QUANTITIES, (VI) THE MAINTENANCE, REPAIR, CONDITION, QUALITY, SUITABILITY, DESIGN OR MARKETABILITY OF THE COMBINED ASSETS, OR (VII) ANY OTHER MATERIALS OR INFORMATION THAT MAY HAVE BEEN MADE AVAILABLE OR COMMUNICATED TO PURCHASER OR ITS AFFILIATES, OR ITS OR THEIR EMPLOYEES, AGENTS, CONSULTANTS, REPRESENTATIVES OR ADVISORS IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY DISCUSSION OR PRESENTATION RELATING THERETO, AND FURTHER DISCLAIMS ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR CONFORMITY TO MODELS OR SAMPLES OF MATERIALS OF ANY EQUIPMENT, IT BEING EXPRESSLY UNDERSTOOD AND AGREED BY THE PARTIES HERETO THAT, SUBJECT TO SELLER’S REPRESENTATIONS AND WARRANTIES SET FORTH IN ARTICLE 3, ARTICLE 4, IN THE CERTIFICATE DELIVERED BY SELLER AT CLOSING PURSUANT TO SECTION 8.2(b) AND IN THE CONVEYANCE, PURCHASER HAS MADE OR CAUSED TO BE MADE SUCH INSPECTIONS AS PURCHASER DEEMS APPROPRIATE, PURCHASER IS RECEIVING EQUIPMENT AND ALL OTHER TANGIBLE PROPERTY IN ITS PRESENT STATUS, CONDITION AND STATE OF REPAIR, “AS IS” AND “WHERE IS” WITH ALL FAULTS.

(c)   Any representation “to the knowledge of Seller” or “to Seller’s knowledge” is limited to matters within the actual conscious awareness of Ted O’Brien, Lester Zitkus, Mike Canich, John Centofanti, Ken Kirk, Rick Crites and Phil Elliott.

(d)   Inclusion of a matter on a schedule attached hereto with respect to a representation or warranty that addresses matters having a Material Adverse Effect shall not be deemed an indication that such matter does, or may, have a Material Adverse

Effect.  Matters may be disclosed on a schedule for purposes of information only.  As used herein, “Material Adverse Effect” means any change, inaccuracy, circumstance, event, result, occurrence, condition or an act (each, an “Event”) that has had or could reasonably be expected to have a material adverse effect on the ownership, operation or value of the Assets, taken as a whole or the ability of Seller or Purchaser, as applicable, to consummate the transactions contemplated hereby or meet its obligations under this Agreement and the documents to be executed hereunder; provided, however, that “Material Adverse Effect” shall not include Events resulting from general changes in Hydrocarbon prices; general changes in the Hydrocarbon exploration and production industry or general economic or political conditions; civil unrest, insurrection or similar disorders; or changes in Laws.

(e)   Subject to the foregoing provisions of this Section 4.1, and the other terms and conditions of this Agreement, Seller represents and warrants to Purchaser the matters set out in the remainder of this Article 4.

Section 4.2          Seller.

(a)   Existence and Qualification.  Seller is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania and is duly qualified to do business as a foreign corporation in the Commonwealth of Virginia.

(b)   Power.  Seller has the corporate power to enter into and perform this Agreement (and all documents required to be executed and delivered by Seller at Closing) and to consummate the transactions contemplated by this Agreement (and such documents).

(c)   Authorization and Enforceability.  The execution, delivery and performance of this Agreement by Seller (and all documents required to be executed and delivered by Seller at Closing) and the consummation of the transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary corporate action on the part of Seller.  This Agreement has been duly executed and delivered by Seller (and all documents required to be executed and delivered by Seller at Closing shall be duly executed and delivered by Seller) and this Agreement constitutes (and at the Closing such documents shall constitute) the valid and binding obligations of Seller, enforceable in accordance with their terms except as such enforceability may be limited by applicable bankruptcy or other similar Laws affecting the rights and remedies of creditors generally, as well as to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at Law).

(d)   No Conflicts.  The execution, delivery and performance of this Agreement by Seller (and all documents required to be executed and delivered by Seller at Closing), and the consummation of the transactions contemplated by this Agreement (and by such documents) shall not (i) violate any provision of the certificate of incorporation or bylaws of Seller, (ii) result in default (with due notice or lapse of time or both) or the creation of any lien or encumbrance or give rise to any right of termination, cancellation or acceleration under any note, bond, mortgage, indenture, license or agreement to which Seller is a party or by which it is bound, (iii) violate any judgment, order, ruling, or decree applicable to Seller as a party in interest, or (iv) violate any Laws applicable to Seller or any of the Assets, except any matters described in clauses (ii), (iii), or (iv) above which would not have a Material Adverse or as set forth on Schedule 4.2(d).

Section 4.3            Liability for Brokers’ Fees.  Purchaser shall not directly or indirectly have any responsibility, liability or expense, as a result of undertakings or agreements of Seller or its Affiliates, for brokerage fees, finder’s fees, agent’s commissions or other similar forms of compensation to an intermediary in connection with the negotiation, execution or delivery of this Agreement or any agreement or transaction contemplated hereby.

Section 4.4            Consents, Approvals or Waivers.  Except (a) for preferential rights (collectively “Preferential Rights”) to purchase and all Lease or other provisions restricting assignment without consent (“Consents”) which would be applicable to the transactions contemplated hereby that are set forth on Schedule 4.4 (the “Scheduled Transfer Requirements”), (b) as would not, individually or in the aggregate, have a Material Adverse Effect, and (c) for approvals customarily obtained from a Governmental Authority post-Closing, neither the execution and delivery of this Agreement (nor any documents required to be executed by Seller at Closing), nor the consummation of the transactions contemplated hereby nor thereby, nor the compliance with the terms hereof nor thereof (in each case) by Seller will (i) conflict with or result in a violation of any provision of, or constitute (with or without the giving of notice or the passage of time or both) a default under, or give rise to (with or without the giving of notice or the passage of time or both) any right of termination, cancellation, or acceleration under, any bond, debenture, note, mortgage or indenture, or any lease, contract, agreement, or other instrument or obligation to which Seller is a party or by which Seller or any of the Assets may be bound, or (ii) violate any applicable Law binding upon Seller or the Assets.  Except for the (x) Scheduled Transfer Requirements, and (y) for approvals customarily obtained from a Governmental Authority post-Closing, the execution of this Agreement by Seller and the consummation of the transactions contemplated hereby by Seller will not require any material consent, approval or waiver of any Governmental Authority or other third Person, or create a right in favor of any Person to purchase all or any material part of the Assets.

Section 4.5            Litigation.  Except as disclosed on Schedule 4.5A or Schedule 4.5B and except for the Party Lawsuit, there are no actions, suits or proceedings pending, or to Seller’s knowledge, threatened in writing, by or before any Governmental Authority or arbitrator with respect to the Assets or Seller’s or any of its Affiliates’ ownership, operation or use thereof.  To Seller’s knowledge, no written notice from any third Person (including any Governmental Authority) claiming material Damages or any material breach of duty or care has been received by Seller or any of its Affiliates relating to the Assets or Seller’s or any of its Affiliates’ ownership, operation or use thereof, except for the suits, actions and proceedings set forth in Schedule 4.5A or Schedule 4.5B and the Party Lawsuit.

Section 4.6            Taxes.  Except as disclosed on Schedule 4.6: (i) all material Tax Returns required to be filed with respect to the Assets have been duly and timely filed; (ii) each such Tax

Return is in all material respects true, correct and complete; (iii) all material Taxes owed with respect to the Assets have been timely paid in full; (iv) there are no Encumbrances for Taxes on any of the Assets other than Permitted Encumbrances; (v) there is no outstanding dispute or claim concerning any material Taxes with respect to the Assets, and, to Seller’s knowledge, no assessment, deficiency or adjustment has been asserted or proposed with respect thereto; and (vi) to Seller’s knowledge, all of the Assets have been properly listed and described on the property tax rolls for the taxing units in which such Assets are located and no portion of the Assets constitutes omitted property for property tax purposes.

Section 4.7            Environmental Laws.  To Seller’s knowledge, Seller and its Affiliates have complied in all respects with, and the operation of the Assets has been in compliance in all respects with, all applicable Laws relating to the environment (“Environmental Laws”), except such failures to comply as, individually or in the aggregate, would not have a Material Adverse Effect.  Except for contamination that would not, individually or in the aggregate, have a Material Adverse Effect, to Seller’s knowledge, there has been no contamination of groundwater, surface water or soil resulting from activities relating to the Assets, which requires remediation under applicable Environmental Laws.

Section 4.8            Compliance with Laws.  Except with respect to Environmental Laws, which are addressed in Section 4.7, and except as disclosed on Schedule 4.8, to Seller’s knowledge, Seller and its Affiliates have complied in all respects with, and the Assets have been operated and maintained in compliance in all respects with, all applicable Laws, except such failures to comply as would not, individually or in the aggregate, have a Material Adverse Effect.

Section 4.9            Contracts.  Neither Seller, nor, to the knowledge of Seller, any other Person is in default under any Contract or any contract or other agreement otherwise affecting the Assets, except as disclosed on Schedule 4.5A, Schedule 4.5B or Schedule 4.9 and except for such defaults as would not, individually or in the aggregate, have a Material Adverse Effect.

Section 4.10         Payments for Production.  Except as disclosed on Schedule 4.10, all proceeds from the sale of Hydrocarbons attributable to the Assets are currently being paid in full to Seller (after Tax withholdings or similar deductions required by the terms of the Contracts or applicable Law).  Further, Seller is not obligated by virtue of a take or pay payment, advance payment or other similar payment (other than royalties and similar arrangements established in the Leases and reflected in the net revenue interests set forth in Exhibit A-2 or except as is otherwise reflected in such exhibits), to deliver Hydrocarbons, or proceeds from the sale thereof, attributable to the Properties included in the Assets at some future time without receiving payment therefor at or after the time of delivery.

Section 4.11         Production Imbalances.  Except as set forth in Schedule 4.11, as of the Effective Time and as of the date of this Agreement, Seller has no production imbalances with co-owners of the Properties included in the Assets as a result of past production in excess of the share to which it is entitled.

Section 4.12         Permits, etc..  To Seller’s knowledge, except as disclosed on Schedule 4.12, Seller has obtained and is maintaining all material federal, state and local governmental licenses, permits, franchises, orders, exemptions, variances, waivers, authorizations, certificates, consents, rights, privileges and applications therefor (the “Governmental Permits”) that are presently necessary or required for the ownership and operation of the Assets as currently owned and operated. To Seller’s knowledge, except as disclosed in Schedule 4.12, (a) the Assets have been operated in all material respects in accordance with the conditions and provisions of such Governmental Permits, and (b) no written notices of material violation of such Governmental Permits have been received by Seller or its Affiliates.

Section 4.13         Outstanding Capital Commitments.  As of the date hereof, there are no outstanding authorities for expenditures or other commitments to make capital expenditures which are binding on the Assets and which Seller reasonably anticipates will individually require expenditures by the owner of the Assets after the Effective Time other than (a) those reflected in the capital budget included as Schedule 4.13 and (b) those of which an officer of Purchaser is aware because of the Purchaser’s ownership of working interests included in the Pre-Effective Time Interests.

Section 4.14         Plugging and Abandonment.  Except as set forth in Schedule 4.14, from the Effective Time through the date of this Agreement, Seller has not abandoned, and is not in the process of abandoning, any Wells included in the Assets (nor has it removed, nor is it in the process of removing, any material items of personal property located upon the Properties included in the Assets, except those replaced by items of substantially equivalent suitability and value).  Except as set forth in Schedule 4.14 or as otherwise would not have a Material Adverse Effect, there are no Wells included in the Assets that:

(a)           Seller is currently required by Law or by Contract to plug and abandon as of the date hereof;

(b)           formerly produced but are currently shut in or temporarily abandoned; or

(c)           have been plugged and abandoned but have not been plugged in accordance with all applicable requirements of each Governmental Authority having jurisdiction over such Properties.

Section 4.15         Condition of Equipment, etc..  Except as set forth in Schedule 4.15, to the knowledge of Seller, all Wells, fixtures, facilities and Equipment included in the Assets (other than the PM Wells) have been maintained in all material respects in a state of adequate repair consistent with industry standards in the Appalachian Basin and are otherwise generally adequate for the normal operation thereof.

Section 4.16         Payments of Royalties and Expenses.  Except as set forth on Schedule 4.5A or Schedule 4.5B, to Seller’s knowledge, royalties, overriding royalties, compensatory royalties and other payments due from or in respect of production from the Properties included in the Non-PM Assets and all Property Costs attributable to the Assets have been properly and correctly paid or provided for in all material respects by Seller.

Section 4.17         Suspense.  Schedule 4.17 sets forth, by Well, the amount of money held in suspense by Seller out of the collected proceeds from the sale of Hydrocarbons attributable to the Assets.

Section 4.18         Absence of Certain Events.  Except as disclosed on Schedule 4.18 or as contemplated by this Agreement, since the Effective Time, there has not been any damage, destruction or loss, whether covered by insurance or not, with respect to the Assets that has had or is reasonably likely to have a Material Adverse Effect.

Section 4.19         Information.  To Seller’s knowledge, Seller has complied in all material respects with Purchaser’s requests for supporting documentation and information relating to the transactions contemplated by this Agreement to the extent Seller has such documentation or information in Seller’s or its Affiliates’ possession or control.

ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser represents and warrants to Seller the following:

Section 5.1            Existence and Qualification.  Purchaser is a corporation organized, validly existing and in good standing under the Laws of the Commonwealth of Virginia.

Section 5.2            Power.  Purchaser has the corporate power to enter into and perform this Agreement (and all documents required to be executed and delivered by Purchaser at Closing) and to consummate the transactions contemplated by this Agreement (and such documents).

Section 5.3            Authorization and Enforceability.  The execution, delivery and performance of this Agreement by Purchaser (and all documents required to be executed and delivered by Purchaser at Closing), and the consummation of the transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary corporate action on the part of Purchaser.  This Agreement has been duly executed and delivered by Purchaser (and all documents required to be executed and delivered by Purchaser at Closing will be duly executed and delivered by Purchaser) and this Agreement constitutes (and at the Closing such documents will constitute) the valid and binding obligations of Purchaser, enforceable in accordance with their terms except as such enforceability may be limited by applicable bankruptcy or other similar Laws affecting the rights and remedies of creditors generally, as well as to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at Law).

Section 5.4            No Conflicts.  The execution, delivery and performance of this Agreement by Purchaser (and all documents required to be executed and delivered by Purchaser at Closing), and the consummation of the transactions contemplated by this Agreement and (by such documents) will not (a) violate any provision of the certificate of incorporation or bylaws of Purchaser, (b) result in a default (with due notice or lapse of time or both) or the creation of any lien or encumbrance or give rise to any right of termination, cancellation or acceleration under any note, bond, mortgage, indenture, license or agreement to which Purchaser is a party or by which it is bound, (c) violate any judgment, order, ruling, or regulation applicable to Purchaser as a party in interest, or (d) violate any Law applicable to Purchaser or any of its assets, except any matters described in clauses (b), (c) or (d) above which would not have a material adverse effect on Purchaser’s ability to consummate the transactions contemplated hereby.

Section 5.5            Liability for Brokers’ Fees.  Seller shall not directly or indirectly have any responsibility, liability or expense, as a result of undertakings or agreements of Purchaser or its Affiliates, for brokerage fees, finder’s fees, agent’s commissions or other similar forms of compensation to an intermediary in connection with the negotiation, execution or delivery of this Agreement or any agreement or transaction contemplated hereby.

Section 5.6            Consents, Approvals or Waivers.  Neither the execution and delivery of this Agreement (nor any documents required to be executed by Purchaser at Closing), nor the consummation of the transactions contemplated hereby and thereby, nor the compliance with the terms hereof and thereof (in each case, by Purchaser), will (a) be subject to obtaining any consent, approval, or waiver from any Governmental Authority or other third Person, or (b) except as would not, individually or in the aggregate, have a material adverse effect on Purchaser’s ability to consummate the transactions contemplated hereby, violate any applicable Law binding upon Purchaser.

Section 5.7            Litigation.  Except for the Party Lawsuit, there are no actions, suits or proceedings pending, or to Purchaser’s knowledge, threatened in writing by or before any Governmental Authority or arbitrator against Purchaser which are reasonably likely to impair Purchaser’s ability to consummate the transactions contemplated hereby.

Section 5.8            Financing.  Purchaser has sufficient cash, available lines of credit or other sources of immediately available funds (in United States dollars) to enable it to pay the Closing Payment to Seller at the Closing.

Section 5.9            Qualification.  Purchaser is, or as of the Closing will be, qualified under applicable Laws to receive the assignment of the Assets.

Section 5.10         No Top Leases.  Since 1972, none of Purchaser, its Affiliates, or any of its or their predecessors in interest under the Original Lease has previously granted any rights to explore for and develop Hydrocarbons that are exclusively granted to Seller as lessee under the New Lease, except such rights granted to Seller, its Affiliates or any of its or their predecessors in interest pursuant to the Original Lease or under the Exploration Agreement.

Section 5.11         Independent Investigation.  Subject to Seller’s representations and warranties set forth in Article 3 and Article 4 hereof (or in any certificate furnished or to be furnished to Purchaser pursuant to this Agreement) and in the Conveyance, Purchaser acknowledges and affirms that it has made (or will make prior to Closing) all such reviews and inspections of the Assets as Purchaser has deemed necessary or appropriate.  Except for the representations and warranties expressly made by Seller in Article 3 and Article 4 of this Agreement (or in any certificate furnished or to be furnished to Purchaser pursuant to this

Agreement) and in the Conveyance, Purchaser acknowledges that there are no representations or warranties, express or implied, as to the Assets or prospects thereof, and that in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, Purchaser has relied solely upon its own independent investigation, verification, analysis and evaluation.

Section 5.12         Seller Information.  To the knowledge of the officers of Purchaser, as of the execution date of this Agreement, Seller has complied in all material respects with Purchaser’s requests for supporting documentation and information relating to the transactions contemplated by this Agreement.

ARTICLE 6
COVENANTS OF THE PARTIES

Section 6.1            Access.  Seller will give Purchaser and its representatives access to the Assets and access to and the right to copy, at Purchaser’s expense, the Records in Seller’s possession, for the purpose of conducting an investigation of the Assets, but only to the extent that Seller may do so without violating any obligations to any third Person; provided that Seller shall use its commercially reasonable efforts to obtain all consents and waivers from such third Persons if necessary to permit Purchaser’s access to the Assets and Records.  Such access by Purchaser shall be limited to Seller’s normal business hours, and Purchaser’s investigation shall be conducted in a manner that minimizes interference with the operation of the Assets.  Purchaser at its option may conduct a Phase I environmental audit of any or all of the Assets, to the extent Seller has authority to permit such an audit, provided that neither Purchaser nor its representatives shall conduct any testing or sampling on or with respect to the Assets prior to Closing.

Section 6.2            Indemnity Regarding Access.  Purchaser agrees to indemnify, defend and hold harmless Seller, its Affiliates, the other owners of interests in the Assets (other than Purchaser or its Affiliate), and all such Persons’ directors, officers, employees, agents and representatives from and against any and all Damages directly attributable to access to the Assets prior to the Closing by Purchaser, its Affiliates, or its or their directors, officers, employees, agents or representatives in connection with Purchaser’s due diligence activities with respect to the transactions contemplated hereby, even if caused in whole or in part by the negligence (whether sole, joint or concurrent), strict liability or other legal fault of any Indemnified Person but excluding any Damages to the extent caused by the gross negligence or willful misconduct of any Indemnified Person.

Section 6.3            Pre-Closing Notifications.  Until the Closing,

(a)   Purchaser shall notify Seller promptly after any officer of Purchaser obtains actual knowledge that (i) any representation or warranty of Seller contained in this Agreement is untrue in any material respect or will be untrue in any material respect as of the Closing Date or (ii) any covenant or agreement to be performed or observed by Seller prior to or on the Closing Date has not been so performed or observed in any material respect.

(b)   Seller shall notify Purchaser promptly after any officer of Seller obtains actual knowledge that (i) any representation or warranty of Purchaser contained in this Agreement is untrue in any material respect or will be untrue in any material respect as of the Closing Date or (ii) any covenant or agreement to be performed or observed by Purchaser prior to or on the Closing Date has not been so performed or observed in a material respect.

If any of Purchaser’s or Seller’s representations or warranties is untrue or shall become untrue in any material respect between the date of execution of this Agreement and the Closing Date, or if any of Purchaser’s or Seller’s covenants or agreements to be performed or observed prior to or on the Closing Date shall not have been so performed or observed in any material respect, but if such breach of representation, warranty, covenant or agreement shall (if curable) be cured by the Closing and the other Party has not terminated this Agreement pursuant to Section 9.1, then such breach shall be considered not to have occurred for all purposes of this Agreement; provided that any costs or expenses arising out of or relating to such cure shall be borne solely by the Party who committed the breach (notwithstanding anything to the contrary herein, including the Purchase Price adjustments set forth in Section 2.2).

Section 6.4            Confidentiality; Public Announcements.  Until the Closing, the Parties shall keep confidential and cause their Affiliates and their respective officers, directors, employees and representatives to keep confidential all information relating to this Agreement and the Assets, except as required by applicable Laws, administrative process or the applicable rules of any stock exchange to which such Party or its Affiliates are subject, and except for information which is available to the public on the date hereof or thereafter becomes available to the public other than as a result of a breach of this Section 6.4 by such Party or any such other Person.  Until the Closing, no Party shall make any press release or other public announcement regarding the existence of this Agreement (or any documents contemplated by this Agreement), the contents hereof or thereof or the transactions contemplated hereby or thereby without the prior written consent of the other Party; provided, however, the foregoing shall not restrict disclosures by Purchaser or Seller (a) that are mutually agreed to in writing, (b) that are required by applicable securities or other Laws or the applicable rules of any stock exchange having jurisdiction over the disclosing Party or its Affiliates, or (c) to Governmental Authorities and third Persons holding Preferential Rights or Consents that may be applicable to the transactions contemplated by this Agreement (or any documents contemplated by this Agreement), as reasonably necessary to obtain waivers of such rights or such consents.  The Parties agree to negotiate a reasonable and customary post-Closing press release.  Notwithstanding the foregoing, at no time (before or after the Closing) shall either Party or its Affiliates disclose the specific development plans for the properties included within the AMI except (i) with the prior written consent of the other Party, (ii) to suppliers and other Persons bound by similar confidentiality provisions as is reasonably necessary to conduct operations within the AMI, (iii) that are required by applicable securities or other Laws or the applicable rules of any stock exchange having jurisdiction over the disclosing Party or its Affiliates, (iv) as is reasonably necessary to Governmental Authorities, (v) to prospective purchasers bound by similar confidentiality provisions, (vi) to the disclosing Party’s Affiliates and such Party’s representatives bound by similar confidentiality provisions, (vii) to the disclosing Party’s lenders or financials advisors, or (viii) information which is available to the public on the date hereof or thereafter becomes available to the public other than as a result of a breach of this Section 6.4 by such Party or any such other Person; provided that the disclosing Party shall be responsible for any breach by the parties listed under subsections (ii), (v), (vi) or (vii) above of the confidentiality provisions set forth in this sentence.

Section 6.5            Governmental Reviews.  Seller and Purchaser shall each in a timely manner (a) make all required filings, if any, and prepare applications to and conduct negotiations, with each Governmental Authority as to which such filings, applications or negotiations are necessary or appropriate in the consummation of the transactions contemplated hereby, and (b) provide such information as the other may reasonably request in order to make such filings, prepare such applications and conduct such negotiations.  Each Party shall cooperate with and use all reasonable efforts to assist the other with respect to such filings, applications and negotiations.

Section 6.6            Tax Matters.  The provisions of this Section 6.6 shall apply to all Taxes except to the extent that Production Taxes are dealt with in Section 1.5.

(a)   Effective Time for Tax Purposes.   Notwithstanding any other provision of this Agreement, the Parties shall treat the sale of the Assets hereunder as occurring as of the Closing for all Tax purposes.

(b)   Transfer Taxes.  Seller and Purchaser shall each pay any Transfer Taxes imposed on it by Law as a result of the transactions contemplated by this Agreement, but, notwithstanding such requirement at Law, each of Seller and Purchaser shall bear one-half of the total of all such Transfer Taxes.  Accordingly, if either Party is required at Law to pay more than its one-half of any such Transfer Taxes, the other Party shall promptly reimburse such first Party for amounts in excess of such one-half.  Seller and Purchaser shall timely file their own Transfer Tax returns as required by Law and shall notify the other Party when such filings have been made.  Seller and Purchaser shall cooperate and consult with each other prior to filing such Transfer Tax returns to ensure that all such returns are filed in a consistent manner.

(c)   Preparation of Tax Returns.   With respect to any Tax Return covering a taxable period ending on or before the Closing Date (a “Pre-Closing Taxable Period”) that is required to be filed after the Closing Date with respect to the Assets, Seller shall cause such Tax Return to be prepared (in a manner consistent with practices followed in prior taxable periods except as required by a change in Law or fact) and shall cause such Tax Return to be executed and duly and timely filed with the appropriate Governmental Authority and shall pay all Taxes shown as due on such Tax Return.  With respect to any Tax Return covering a taxable period beginning on or before the Closing Date and ending after the Closing Date (a “Straddle Taxable Period”) that is required to be filed after the Closing Date with respect to the Assets, Purchaser shall cause such Tax Return to be prepared (in a manner consistent with practices followed in prior taxable periods except as required by a change in Law or fact) and shall cause such Tax Return to be executed and duly and timely filed with the appropriate Governmental Authority and, subject to Seller’s payment to Purchaser of a portion of such Tax pursuant to Section 6.6(d), shall pay all Taxes shown as due on such Tax Return.

(d)   Liability for Taxes.   Seller shall be responsible for and indemnify Purchaser against, and Seller shall be entitled to all refunds or credits of, any Tax with respect to the Assets that is attributable to a Pre-Closing Taxable Period or to that portion of a Straddle Taxable Period that ends on the Closing Date.  With respect to a Straddle Taxable Period, Purchaser and Seller shall determine the Tax attributable to the portion of the Straddle Taxable Period that ends on the Closing Date by an interim closing of the books with respect to the Assets as of the Closing Date, except for ad valorem Taxes which shall be prorated on a daily basis to the Closing Date, and Seller shall pay to Purchaser an amount equal to the Tax so determined to be attributable to that portion of a Straddle Taxable Period that ends on the Closing Date within five (5) days prior to the due date for the payment of such Tax, to the extent not previously paid by Seller.  Purchaser shall be responsible for and indemnify Seller against, and Purchaser shall be entitled to all refunds and credits of, all Taxes with respect to the Assets that are attributable to that portion of any Straddle Taxable Period beginning after the Closing Date.  Notwithstanding the foregoing, Seller shall be entitled to the general abatement of property taxes issued by Dickenson County in the amount of one hundred thousand dollars (US$100,000) per year for a period of five (5) years.

(e)   Tax Proceedings.  With respect to any Tax for which Seller is responsible, Seller shall have the right, at its sole cost and expense, to control (in the case of a Pre-Closing Taxable Period) or participate in (in the case of a Straddle Taxable Period) the prosecution, settlement or compromise of any proceeding involving such Tax, including the determination of the value of property for purposes of real and personal property ad valorem Taxes.  Purchaser shall take such action in connection with any such proceeding as Seller shall reasonably request from time to time to implement the preceding sentence, including the execution of powers of attorney.  Notwithstanding the foregoing, neither Seller nor Purchaser shall settle any proceeding with respect to any issue that could adversely affect the other Party in a taxable period (or portion thereof) beginning after the Closing Date without such other Party’s prior written consent, not to be unreasonably withheld, conditioned or delayed.  Purchaser shall give written notice to Seller of its receipt of any notice of any audit, examination, claim or assessment for any Tax which could result in any such proceeding within twenty (20) days after its receipt of such notice.

(f)    Assistance and Cooperation.  Seller shall grant to Purchaser (or its designees) access at all reasonable times to all of the information, books and records relating to the Assets within the possession of Seller (including workpapers and correspondence with Governmental Authorities), and shall afford Purchaser (or its designees) the right (at Purchaser’s expense) to take extracts therefrom and to make copies thereof, to the extent reasonably necessary to permit Purchaser (or its designees) to prepare Tax Returns and to conduct negotiations with Governmental Authorities.  Purchaser shall grant to Seller (or its designees) access at all reasonable times to all of the information, books and records relating to the Assets within the possession of Purchaser (including workpapers and correspondence with Governmental Authorities), and shall afford Seller (or its designees) the right (at Seller’s expense) to take extracts therefrom and to make copies thereof, to the extent reasonably necessary to permit Seller (or its designees) to prepare Tax Returns and to conduct negotiations with Governmental Authorities.  After the Closing Date, Seller and Purchaser will preserve all information, records or documents relating to liabilities for Taxes with respect to the Assets until six (6) months after the expiration of any applicable statute of limitations (including extensions thereof) with respect to the assessment of such Taxes.

Section 6.7            Further Assurances.  After Closing, Seller and Purchaser each agrees to take such further actions and to execute, acknowledge and deliver all such further documents as are reasonably requested by the other Party for carrying out the purposes of this Agreement, or of any document delivered pursuant to this Agreement.

Section 6.8            Assumption of Obligations.  By the consummation of the transactions contemplated by this Agreement at Closing, and without limiting the indemnification obligations of either Party under this Agreement, from and after Closing, Purchaser agrees to assume and pay, perform and discharge all obligations of Seller accruing under the Leases and Contracts with respect to the Assets.

Section 6.9            Like-Kind Exchange.  Seller may elect to structure this transaction as a like-kind exchange pursuant to section 1031 of the Code, and the regulations promulgated thereunder, with respect to any or all of the Assets (a “Like-Kind Exchange”) at any time prior to the date of Closing.  In order to effect a Like-Kind Exchange, Purchaser shall cooperate and do all acts as may be reasonably required or requested by Seller with regard to effecting the Like-Kind Exchange, including, but not limited to, permitting such Seller to assign its rights (but not its obligations) under this Agreement to a qualified intermediary of Seller’s choice in accordance with Treasury Regulation §1.1031(k)-1(g)(4) or executing additional escrow instructions, documents, agreements, or instruments to effect an exchange; provided, however, (a) Purchaser shall incur no expense or liability in connection with such Like-Kind Exchange, (b) Purchaser shall not be required to take title to any asset other than the Assets in connection with the Like-Kind Exchange, (c) Seller’s liability hereunder (including its indemnification obligations under Article 10) shall not be alleviated, amended or altered in any manner as a result of any Like-Kind Exchange, and (d) Purchaser’s possession of the Assets will not be delayed by reason of any Like-Kind Exchange.

Section 6.10         Operation of Assets.  Except as set forth on Schedule 6.10, until the Closing, Seller (a) will operate the Non-PM Assets and its business with respect thereto in the ordinary course, (b) will not, without the prior written consent of Purchaser, which consent shall not be unreasonably withheld, conditioned or delayed, commit to any operation, or series of related operations with respect to the Assets, requiring future capital expenditures by Purchaser as the owner of the Assets in excess of those amounts reflected in the capital budget previously provided by Seller to Purchaser, or terminate, materially amend, execute or extend any material Contracts affecting the Assets, (c) will maintain insurance coverage on the Assets in the amounts and of the types presently in force, (d) will use its commercially reasonable efforts to maintain in full force and effect all Leases included in the Non-PM Assets, (e) will maintain all material Governmental Permits affecting the Assets, (f) will not transfer, farmout, sell, hypothecate, encumber or otherwise dispose of any Assets, except for (1) sales and dispositions of Hydrocarbon production in the ordinary course of business consistent with past practices or (2) transfers, farmouts, sales, or other similar dispositions of Assets, in one or more transactions, not exceeding Five Hundred Thousand Dollars (US$500,000) of consideration (in any form), in the aggregate, and (g) will not commit to do any of the foregoing. Purchaser’s approval of any action restricted by this Section 6.10 shall be considered granted within ten (10) days (unless a shorter time is reasonably required by the circumstances and such shorter time is specified in Seller’s written notice) of Seller’s written notice to Purchaser requesting such consent unless Purchaser notifies Seller to the contrary in writing during that period. In the event of an emergency, Seller may take such action as a prudent operator would take and shall notify Purchaser of such action promptly thereafter.  Purchaser acknowledges that Seller may own an undivided interest in certain Assets, and Purchaser agrees that the acts or omissions of the other working interest owners who are not affiliated with Seller shall not constitute a violation of the provisions of this Section 6.10 nor shall any action required by a vote of working interest owners constitute such a violation so long as Seller has voted its interest in a manner consistent with the provisions of this Section 6.10.

Section 6.11         Financial Information.  Seller shall use its commercially reasonable efforts to (a) assist Purchaser and Purchaser’s accountants, at the sole cost and expense of Purchaser, in the preparation of either (i) if relief is granted by the SEC, statements of revenues and direct operating expenses and all notes thereto related to the Assets or (ii) if such relief is not granted by the SEC, the financial statements required by the SEC (such financial statements set forth in the foregoing clauses (i) and (ii), as applicable, the “Statements of Revenues and Expenses”) in each case of clauses (i) and (ii), that will be required of Purchaser or any of its Affiliates in connection with reports, registration statements and other filings to be made by Purchaser or any of its Affiliates related to the transactions contemplated by this Agreement with the SEC pursuant to the Securities Act, or the Exchange Act, in such form that such statements and the notes thereto can be audited, and (b) cooperate with Purchaser to provide to Purchaser access to such financial information as is reasonably related to the preparation of the Statements of Revenues and Expenses; provided that in no event shall Seller be obligated to prepare or provide financial information, records or financial statements other than those kept by it in its ordinary course of business.

Section 6.12       No Merger of Interests.

(a)           The interests of Purchaser as lessee and lessor under the New Lease shall at all times be separate and apart and shall in no event be merged, notwithstanding the fact that the leased interest created thereby, or any interest therein, may be held directly or indirectly by or for the account of the same Person who owns the fee mineral title to the Hydrocarbons subject to the New Lease or any portion thereof; and no such merger shall occur by the operation of law or otherwise unless and until all Persons directly holding any of the interests of lessee and lessor thereunder join in the execution of a written instrument effecting such merger of interests.

(b)           The interests of Seller as lessee and lessor under the EPC Lease shall at all times be separate and apart and shall in no event be merged, notwithstanding the fact that the leased interest created thereby, or any interest therein, may be held directly or indirectly by or for the account of the same Person who owns the fee mineral title to the Hydrocarbons subject to the EPC Lease or any portion thereof; and no such merger shall occur by the operation of law or otherwise unless and until all Persons directly holding any of the interests of lessee and lessor thereunder join in the execution of a written instrument effecting such merger of interests.

(c)           Upon a determination by a court of competent jurisdiction that any of Section 6.12(a) of this Agreement, Section 6.12(b) of this Agreement, or Section 22(B) of the EPC Lease, is invalid, illegal or incapable of being enforced, then (i) all other conditions and provisions of this Agreement, the New Lease, and the EPC Lease shall nevertheless remain in full force and effect, (iii) the Parties shall negotiate in good faith to modify this Agreement, the New Lease and/or the EPC Lease to give effect to the original economic and legal intent of the Parties as closely as possible in an acceptable manner to the end that the intentions of the Parties as described in Sections 6.12(a) and 6.12(b) of this Agreement and Section 22(B) of the EPC Lease are fulfilled to the extent possible, and (iii) if the Parties are unable to agree on such modifications to this Agreement, the New Lease and/or the EPC Lease, and the economic or legal substance of the transactions contemplated by this Agreement, the New Lease, and/or the EPC Lease is affected in any manner materially adverse to either Party, then this Agreement, the New Lease and the EPC Lease shall be interpreted to give effect to the original economic and legal intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated by this Agreement, the New Lease and the EPC Lease are fulfilled to the extent possible.

(d)           It is further agreed that, upon a determination by a court of competent jurisdiction that Section 6.12(b) of this Agreement and/or Section 22(B) of the EPC Lease is invalid, illegal or incapable of being enforced, and that as a result, no interest of the lessee under the EPC Lease was conveyed to Purchaser pursuant to the Conveyance, such occurrence shall not be a breach of Seller’s warranty of title made to Purchaser in such Conveyance.

Section 6.13       Waiver of Condition for Pittston Litigation.

(a)           On or before the date hereof, PMOG shall request that Pittston Coal Company (“Pittston”) assign all of its claims against EPC raised or that could have been raised in the Pittston Litigation (the “Pittston Claims”), and if such assignment is so made, PMOG shall cause the Pittston Litigation to be dismissed with prejudice.

(b)           If Pittston does not assign the Pittston Claims to PMOG as contemplated by Section 6.13(a), then within eight (8) days of the execution hereof, PMOG shall (i) deliver to Pittston a release of all claims by PMOG with respect to or otherwise relating to the Pittston Claims and (ii) request Pittston to release EPC with respect to the Pittston Claims and dismiss the Pittston Litigation with prejudice.

(c)           Purchaser agrees that if the conditions set forth in Section 7.1(e)(ii) and Section 7.2(e)(ii) are not satisfied prior to Closing and if Seller desires to unconditionally waive the satisfaction of its condition under Section 7.1(e)(ii), then Purchaser shall also unconditionally waive the satisfaction of its condition under Section 7.2(e)(ii).

ARTICLE 7
CONDITIONS TO CLOSING

Section 7.1            Conditions of Seller to Closing.  The obligations of Seller to proceed to consummate the transactions contemplated by this Agreement are subject, at the option of Seller, to the satisfaction on or prior to Closing of each of the following conditions:

(a)   Representations.  The representations and warranties of Purchaser set forth in Article 5 shall be true and correct (disregarding any materiality qualifiers) as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (other than representations and warranties that refer to a specified date, which need only be true and correct, disregarding any materiality qualifiers, on and as of such specified date), except for such breaches, if any, that in the aggregate would not have a Material Adverse Effect;

(b)   Performance.  Purchaser shall have performed and observed, in all material respects, all covenants and agreements to be performed or observed by it under this Agreement prior to or on the Closing Date and all deliveries contemplated by Section 8.3 shall have been made (or Purchaser shall be ready, willing and able to immediately make such deliveries);

(c)   Gathering System Transaction. The transactions contemplated by that certain Contribution Agreement of even date herewith among Seller, Equitable Gathering Equity, LLC, Purchaser and the Company (the “Contribution Agreement”) shall have closed (or Purchaser shall be ready, willing and able to simultaneously close such transactions with the transaction contemplated hereby);

(d)   No Action.  On the Closing Date, no suit, action, or other proceeding (excluding any such matter initiated by Seller or any of its Affiliates) shall be pending or threatened before any Governmental Authority or body of competent jurisdiction seeking to enjoin or restrain the consummation of the transactions contemplated by this Agreement or recover substantial damages from Seller or any Affiliate of Seller resulting therefrom;

(e)   Litigation.

(i)            Seller and Purchaser shall have come to a mutually agreeable settlement of all ongoing litigation and claims between Seller and Purchaser, or their respective Affiliates in the action styled as Pine Mountain Oil & Gas, Inc. v. Equitable Production Company, USDC WD Va, Abingdon Division, CA No. 1:05CV095 (including the related September 22, 2005 arbitration proceeding) (the “Party Lawsuit”), and Seller shall have received a settlement agreement executed by Purchaser (on behalf of itself and its Affiliates) in substantially the form attached hereto as Exhibit E; and

(ii)           Pittston and Seller shall have entered into a mutually agreeable settlement of all ongoing litigation and claims between Seller and Pittston, or their respective Affiliates, and Seller shall have received a mutual release executed by Pittston (on behalf of itself and its Affiliates) in form and substance reasonably satisfactory to Seller which shall include, without limitation, a dismissal by Pittston and its Affiliates of all claims relating to Pittston Coal Company v. Equitable Production Company, Henrico County Circuit Court, VA, CA No. CL06-1454 removed to U.S. District Court, E.D. Virginia, CA No. 3:06CV494 (the “Pittston Litigation”); and

(f)    Asserted Title Defects/Casualties.  The sum of all Asserted Title Defect Amounts for Asserted Title Defects properly reported under Section 3.4(a), plus the Damages resulting from any casualty loss occurring on or after the Effective Time to all or any portion of the Assets, shall be less than ten percent (10%) of the unadjusted Purchase Price.

Section 7.2            Conditions of Purchaser to Closing.  The obligations of Purchaser to consummate the transactions contemplated by this Agreement are subject, at the option of Purchaser, to the satisfaction on or prior to Closing of each of the following conditions:

(a)   Representations.  The representations and warranties of Seller set forth in Article 4 shall be true and correct (disregarding any materiality qualifiers, including Material Adverse Effect) as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (other than representations and warranties that refer to a specified date, which need only be true and correct, disregarding any materiality qualifiers, including Material Adverse Effect, on and as of such specified date), except for such breaches, if any, that in the aggregate would not have a Material Adverse Effect;

(b)   Performance.  Seller shall have performed and observed, in all material respects, all covenants and agreements to be performed or observed by it under this Agreement prior to or on the Closing Date and all deliveries contemplated by Section 8.2 shall have been made (or Seller shall be ready, willing and able to immediately make such deliveries);

(c)   Gathering System Transaction. The transactions contemplated by the Contribution Agreement shall have closed (or Seller and its Affiliates shall be ready, willing and able to simultaneously close such transactions with the transactions contemplated hereby);

(d)   No Action.  On the Closing Date, no suit, action, or other proceeding (excluding any such matter initiated by Purchaser or any of its Affiliates) shall be pending or threatened before any Governmental Authority or body of competent jurisdiction seeking to enjoin or restrain the consummation of the transactions contemplated by this Agreement or recover substantial damages from Purchaser or any Affiliate of Purchaser resulting therefrom;

(e)   Litigation.

(i)            Seller and Purchaser shall have come to a mutually agreeable settlement of all ongoing litigation and claims between Seller and Purchaser, or their respective Affiliates in the action styled as Pine Mountain Oil & Gas, Inc. v. Equitable Production Company, USDC WD Va, Abingdon Division, CA No. 1:05CV095 (including the related September 22, 2005 arbitration proceeding), and Purchaser shall have received a settlement agreement executed by Seller (on behalf of itself and its Affiliates) in substantially the form attached hereto as Exhibit E; and

(ii)           Pittston and Seller shall have entered into a mutually agreeable settlement of all ongoing litigation and claims between Seller and Pittston, or their respective Affiliates, and Seller shall have received a mutual release executed by Pittston (on behalf of itself and its Affiliates) in form and substance reasonably satisfactory to Seller which shall include, without limitation, a dismissal by Pittston and its Affiliates of all claims relating to the Pittston Litigation; and

(f)    Asserted Title Defects/Casualties.  The sum of all Asserted Title Defect Amounts for Asserted Title Defects properly reported under Section 3.4(a), plus the Damages resulting from any casualty loss occurring on or after the date Effective Time to all or any portion of the Assets, shall be less than ten percent (10%) of the unadjusted Purchase Price.

ARTICLE 8
CLOSING

Section 8.1            Time and Place of Closing.  The consummation of the purchase and sale of the Assets as contemplated by this Agreement (the “Closing”) shall, (i) unless otherwise agreed to in writing by Purchaser and Seller or otherwise provided in this Agreement, take place at the offices of Seller located at 225 North Shore Drive, Pittsburgh, Pennsylvania 15212, at 10:00 a.m., local time, on May 4, 2007, (ii) if all conditions in Article 7 to be satisfied prior to Closing have not yet been satisfied or waived, as soon thereafter as such conditions have been satisfied or waived, subject to the provisions of Article 9.  For the avoidance of doubt, each Closing subsequent to the initial Closing pursuant to Section 3.4 or Section 3.5 shall constitute a Closing for purposes of this Agreement and, as such, the conditions to Closing set forth in Section 7.1 and Section 7.2, the actions required at Closing by Section 8.2 and Section 8.3, and the adjustments required by Section 2.2 and Section 8.4 shall apply with respect to each such Closing.  The date on which a Closing occurs is referred to herein as the “Closing Date.”

Section 8.2            Closing Deliveries of Seller.  At the Closing, upon the terms and subject to the conditions of this Agreement, and subject to the simultaneous performance by Purchaser of its obligations pursuant to Section 8.3, Seller shall deliver or cause to be delivered to Purchaser, among other things, the following:

(a)   Duly executed conveyances of the Combined Assets in substantially the form attached hereto as Exhibit B (the “Conveyance”), in sufficient duplicate originals to allow recording in all appropriate jurisdictions and offices;

(b)   A certificate duly executed by an authorized corporate officer of Seller, dated as of the Closing, certifying on behalf of Seller that the conditions set forth in Section 7.1(a) and Section 7.1(b) have been fulfilled;

(c)   A certification of non-foreign status in the form prescribed by U.S. Treasury Regulation § 1.1445-2(b)(2) with respect to Seller;

(d)   The New Lease duly executed by an authorized corporate officer of Seller, dated as of the Closing;

(e)   An operating agreement duly executed by an authorized corporate officer of Seller, dated as of the Closing, in substantially the form attached hereto as Exhibit D (the “Operating Agreement”);

(f)    The settlement agreement specified in Section 7.2(e);

(g)   A termination agreement duly executed by an authorized corporate officer of Seller, dated as of the Closing, in substantially the form attached hereto as Exhibit F (the “Termination Agreement”);

(h)   A guaranty agreement duly executed by an authorized corporate officer of EQT Investments, LLC, dated as of the Closing, in substantially the form attached hereto as Exhibit H; and

(i)    The EPC Lease duly executed by an authorized corporate officer of Seller, dated as of the Closing.

Section 8.3            Closing Deliveries of Purchaser.  At the Closing, upon the terms and subject to the conditions of this Agreement, and subject to the simultaneous performance by Seller of its obligations pursuant to Section 8.2, Purchaser shall deliver or cause to be delivered to Seller, among other things, the following:

(a)   A wire transfer of the Closing Payment in same-day funds;

(b)   A certificate duly executed by an authorized corporate officer of Purchaser, dated as of the Closing, certifying on behalf of Purchaser that the conditions set forth in Section 7.2(a) and Section 7.2(b) have been fulfilled;

(c)   The New Lease duly executed by an authorized corporate officer of Purchaser, dated as of the Closing;

(d)   The Operating Agreement duly executed by an authorized corporate officer of Purchaser, dated as of the Closing;

(e)   The settlement agreement specified in Section 7.1(e);

(f)    The Termination Agreement duly executed by an authorized corporate officer of Purchaser, dated as of the Closing; and

(g)   A guaranty agreement duly executed by an authorized corporate officer of Range Resources Corporation, dated as of the Closing, in substantially the form attached hereto as Exhibit I.

Section 8.4          Closing Payment and Post-Closing Purchase Price Adjustments.

(a)   Not later than five (5) Business Days prior to the Closing Date, Seller shall prepare in good faith and deliver to Purchaser, using and based upon the best information available to Seller, a preliminary settlement statement estimating the Adjusted Purchase Price after giving effect to all Purchase Price adjustments set forth in Section 2.2 (together with all reasonable back-up and support information for such statement) and providing the account information for the account into which the Closing Payment is to be deposited by Purchaser.  Purchaser shall review such preliminary settlement statement and discuss with Seller any changes necessary thereto.  The Parties shall use their reasonable efforts exercised in good faith to agree upon such preliminary settlement statement as of Closing.  The estimate set forth in the preliminary settlement statement mutually agreed to by the Parties in accordance with this Section 8.4(a) shall constitute the dollar amount to be paid by Purchaser to Seller at the Closing (the “Closing Payment”).

(b)   As soon as reasonably practicable after the Closing but not later than the one hundred and twentieth (120th) day following the Closing Date, Seller shall prepare in good faith and deliver to Purchaser a statement setting forth the final calculation of the Adjusted Purchase Price and showing the calculation of each adjustment, based, to the extent possible on actual credits, charges, receipts and other items attributable to the period of time from and after the Effective Time (together with reasonable back-up and support information for such statement).  As soon as reasonably practicable but not later than the thirtieth (30th) day following receipt of Seller’s statement hereunder, Purchaser shall deliver to Seller a written report containing any changes that Purchaser proposes be made to such statement.  The Parties shall undertake to agree on the final statement of the Adjusted Purchase Price no later than one hundred and eighty (180) days after the Closing Date.  In the event that the Parties cannot reach agreement within such period of time, either Party may refer the remaining matters in dispute to Ernst & Young LLP, or if Ernst & Young LLP is unable or unwilling to perform under this Section 8.4(b), such other nationally-recognized independent accounting firm as may be accepted by Purchaser and Seller, for review and final determination.  The accounting firm shall conduct the arbitration proceedings in Pittsburgh, Pennsylvania in accordance with the Commercial Arbitration Rules of the American Arbitration Association in effect as of the date hereof, to the extent such rules do not conflict with the terms of this Section 8.4(b).  The accounting firm’s determination shall be made within thirty (30) days after submission of the matters in dispute and shall be final and binding on both Parties, without right of appeal.  In determining the proper amount of any adjustment to the Purchase Price, the accounting firm shall not increase the Purchase Price more than the increase proposed by Seller nor decrease the Purchase Price more than the decrease proposed by Purchaser, as applicable.  The accounting firm shall act as an expert for the limited purpose of determining the specific disputed matters submitted by either Party and may not award damages or penalties to either Party with respect to any matter.  Seller and Purchaser shall each bear its own legal fees and other costs of presenting its case.  Each Party shall bear one-half of the costs and expenses of the accounting firm.  Within ten (10) days after the earlier of (i) the expiration of Purchaser’s thirty (30) day review period without delivery of any written report or (ii) the date on which the Parties or the accounting firm, as applicable, finally determine the Adjusted Purchase Price, (x) Purchaser shall pay to Seller the amount by which the Adjusted Purchase Price exceeds the Closing Payment or (y) Seller shall pay to Purchaser the amount by which the Closing Payment exceeds the Adjusted Purchase Price, as applicable.  Any post-Closing payment pursuant to this Section 8.4 shall bear interest from the Closing Date to the date of payment at the Agreed Interest Rate.

ARTICLE 9
TERMINATION AND AMENDMENT

Section 9.1            Termination.  This Agreement may be terminated at any time prior to Closing:  (i) by the mutual prior written consent of Seller and Purchaser; (ii) by either Purchaser or Seller, if the Closing has not occurred on or before sixty (60) days after the date hereof (the “Termination Date”); provided, however, that the right to terminate this Agreement under this Section 9.1 shall not be available (A) to Seller, if any breach of this Agreement by Seller has been the principal cause of, or resulted in, the failure of the Closing to occur on or before the Termination Date or (B) to Purchaser, if any breach of this Agreement by Purchaser has been the principal cause of, or resulted in, the failure of the Closing to occur on or before the Termination Date; (iii) by Seller, if (A) any of the representations and warranties of Purchaser contained in this Agreement shall not be true and correct in all material respects (provided that any such representation or warranty that is already qualified by a materiality standard or a material adverse effect qualification shall not be further qualified); or (B) Purchaser shall have failed to fulfill in any material respect any of its obligations under this Agreement; and, in the case of each of clauses (A) and (B) of this subsection (iii), Seller shall have given Purchaser written notice of such misrepresentation, breach of warranty or failure, if curable, and such misrepresentation, breach of warranty or failure has not been cured by the Termination Date; or (iv) by Purchaser, if (A) any of the representations and warranties of Seller contained in this Agreement shall not be true and correct in all material respects (provided that any such representation or warranty that is already qualified by a materiality or Material Adverse Effect qualification shall not be further qualified); or (B) Seller shall have failed to fulfill in any material respect any of its obligations under this Agreement, and, in the case of each of clauses (A) and (B) of this subsection (iv), Purchaser shall have given Seller written notice of such misrepresentation, breach of warranty or failure, if curable, and such misrepresentation, breach of warranty or failure has not been cured by the Termination Date.

Section 9.2            Effect of Termination.  If this Agreement is terminated pursuant to Section 9.1, this Agreement shall become void and of no further force or effect except for the provisions of Section 4.3, Section 5.5, Section 6.2, Section 6.4 (other than the last sentence thereof), Section 11.8, Section 11.17, Section 11.18 and Section 11.19, which shall continue in full force and effect.  Notwithstanding anything to the contrary in this Agreement, the termination of this Agreement under Section 9.1 shall not relieve any Party from liability for Damages resulting from any willful or negligent breach by such Party of this Agreement in any material respect.

ARTICLE 10
INDEMNIFICATIONS; LIMITATIONS

Section 10.1       Indemnification.

(a)   From and after Closing, Purchaser shall indemnify, defend, and hold harmless the Seller Indemnified Persons from and against all Damages incurred or suffered by any Seller Indemnified Person:

(i)            caused by, arising out of or resulting from the ownership, use or operation of the Assets from and after the Closing,

(ii)           caused by, arising out of or resulting from Purchaser’s breach of any of Purchaser’s covenants or agreements contained in Article 6, or

(iii)          caused by, arising out of or resulting from any breach of any representation or warranty made by Purchaser contained in Article 5 of this Agreement or in the certificate delivered by Purchaser at Closing pursuant to Section 8.3(b), except to the extent such Damages are caused in whole or in part by the negligence (whether sole, joint, or concurrent), strict liability, or other legal fault of any Indemnified Person, and excepting in each case Damages against which Seller would be required to indemnify Purchaser under Section 10.1(b) at the time the Claim Notice is presented by Purchaser.  The term “Seller Indemnified Persons” as used herein means Seller and its Affiliates and their respective directors, officers, employees, stockholders, members, agents, consultants, advisors and other representatives (including legal counsel, accountants and financial advisors).

(b)   From and after Closing, Seller shall indemnify, defend, and hold harmless the Purchaser Indemnified Persons against and from all Damages incurred or suffered by any Purchaser Indemnified Person:

(i)            caused by, arising out of or resulting from the ownership, use or operation of the Asset before the Closing,

(ii)           caused by, arising out of or resulting from Seller’s breach of any of Seller’s covenants or agreements contained in Article 6,

(iii)          caused by, arising out of or resulting from any breach of any representation or warranty made by Seller contained in Article 4 of this Agreement or in the certificate delivered by Seller at Closing pursuant to Section 8.2(b),

(iv)          caused by, arising out of or resulting from the claims, suits, proceedings and actions described in Schedule 4.5A hereto; or

(v)           caused by, arising out of or resulting from the Excluded Assets,

except to the extent such Damages are caused in whole or in part by the negligence (whether sole, joint, or concurrent), strict liability, or other legal fault of any Indemnified Person.  Notwithstanding the foregoing, Seller shall not be required under this Section 10.1(b) to indemnify, defend or hold harmless the Purchaser Indemnified Person from Property Costs and Gathering Charges accruing from and after the Effective Time and attributable to the Assets.  The term “Purchaser Indemnified Persons” as used herein means Purchaser and its Affiliates and their respective directors, officers, employees, stockholders, members, agents, consultants, advisors and other representatives (including legal counsel, accountants and financial advisors). Notwithstanding anything to the contrary contained herein, Purchaser’s rights to indemnification shall be limited to the Assets conveyed to Purchaser at the Closing, and shall not extend to any Pre-Effective Time Interests owned by Purchaser prior to the Closing.

(c)   Notwithstanding anything to the contrary contained in this Agreement, from and after Closing, this Section 10.1 contains the Parties’ exclusive remedy against each other with respect to breaches of the representations, warranties, covenants and agreements of the Parties contained in Article 4, Article 5 and Article 6 (excluding Section 6.2, which shall be separately enforceable by the injured Party pursuant to whatever rights and remedies are available to it outside of this Article 10) and the affirmations of such representations, warranties, covenants and agreements contained in the certificate delivered by each Party at Closing pursuant to Section 8.2(b) or Section 8.3(b), as applicable.  Except for (i) the remedies contained in this Section 10.1, (ii) any other remedies available to the Parties at Law or in equity for breaches of provisions of this Agreement other than Article 4, Article 5 and Article 6 (excluding Section 6.2), and (iii) the remedies available at Law or in equity in connection with any other document delivered by a Party in connection with the consummation of the transactions contemplated hereby, from and after Closing, Seller and Purchaser each releases, remises, and forever discharges the other and its Affiliates and all such Persons’ stockholders, officers, directors, employees, agents, advisors and representatives from any and all suits, legal or administrative proceedings, claims, demands, damages, losses, costs, liabilities, interest, or causes of action whatsoever, in Law or in equity, known or unknown, which such Parties might now or subsequently may have, based on, relating to or arising out of this Agreement or the consummation of the transactions contemplated hereby, except to the extent caused in whole or in part by the negligence (whether sole, joint, or concurrent), strict liability, or other legal fault of any released Person.

(d)   “Damages” shall mean the amount of any actual liability, loss, cost, expense, claim, award, or judgment incurred or suffered by any Indemnified Person arising out of or resulting from the indemnified matter, whether attributable to personal injury or death, property damage, contract claims, torts or otherwise including reasonable fees and expenses of attorneys, consultants, accountants, or other agents and experts reasonably incident to matters indemnified against, and the costs of investigation and/or monitoring of such matters, and the costs of enforcement of the indemnity; provided, however, that Purchaser and Seller shall not be entitled to indemnification under this Agreement for, and “Damages” shall not include (except to the extent that such Damages are awarded to an unaffiliated third Person ) (i) loss of profits or other consequential damages suffered by the Party claiming indemnification, or any punitive damages or (ii) in the event the Indemnified Person takes any action that exceeds the scope of the operating authority granted to it under the Operating Agreement, any liability, loss, cost, expense, claim, award or judgment to the extent and only to the extent increased by such action.

(e)   The indemnity to which each Party is entitled under this Agreement shall be for the benefit of and extend to the Indemnified Persons affiliated with such Party as described above in this Section 10.1.  Any claim for indemnity under this Agreement by any such Indemnified Person other than a Party must be brought and administered by the applicable Party to this Agreement.  No Indemnified Person other than Seller and Purchaser shall have any rights against either Seller or Purchaser under the terms of this Section 10.1 or otherwise under this Agreement, except as may be exercised on its behalf by Purchaser or Seller, as applicable, pursuant to this Section 10.1(e).  Each of Seller and Purchaser may elect to exercise or not exercise indemnification rights under this Agreement on behalf of the other Indemnified Persons affiliated with it in its sole discretion and shall have no liability to any such other Indemnified Person for any action or inaction under this Agreement.

(f)    For the sole purposes of the indemnities set forth in this Section 10.1, in determining a breach or inaccuracy of any Party’s representations or warranties and in calculating the amount of Damages incurred, arising out of or relating to any such breach or inaccuracy of a representation or warranty, any references to “Material Adverse Effect” or other materiality qualifications (or correlative terms) shall be disregarded.

Section 10.2         Indemnification Actions.  All claims for indemnification under Section 10.1 shall be asserted and resolved as follows:

(a)   For purposes of this Agreement, the term “Indemnifying Person” when used in connection with particular Damages shall mean the Person having an obligation to indemnify another Person or Persons with respect to such Damages pursuant to this Agreement, and the term “Indemnified Person” when used in connection with particular Damages shall mean a Person having the right to be indemnified with respect to such Damages pursuant to this Agreement.

(b)   To make claim for indemnification under Section 10.1, an Indemnified Person shall notify the Indemnifying Person of its claim, including the specific details of and specific basis under this Agreement for its claim (the “Claim Notice”).  In the event that the claim for indemnification is based upon a claim by a third Person against the Indemnified Person (a “Claim”), the Indemnified Person shall provide its Claim Notice promptly after the Indemnified Person has actual knowledge of the Claim and shall enclose a copy of all papers (if any) served with respect to the Claim; provided that the failure of any Indemnified Person to give notice of a Claim as provided in this Section 10.2 shall not relieve the Indemnifying Person of its obligations under Section 10.1 except to the extent (and only to the extent of such incremental Damages incurred) such failure results in insufficient time being available to permit the Indemnifying Person to effectively defend against the Claim or otherwise prejudices the Indemnifying Person’s ability to defend against the Claim.  In the event that the claim for indemnification is based upon an inaccuracy or breach of a representation, warranty, covenant, or agreement, the Claim Notice shall specify the representation, warranty, covenant, or agreement that was inaccurate or breached.

(c)   In the case of a claim for indemnification based upon a Claim, the Indemnifying Person shall have thirty (30) days from its receipt of the Claim Notice to notify the Indemnified Person whether or not it agrees to indemnify and defend the Indemnified Person against such Claim under this Article 10.  The Indemnified Person is authorized, prior to and during such thirty (30) day period, to file any motion, answer, or other pleading that it shall deem necessary or appropriate to protect its interests or those of the Indemnifying Person and that is not prejudicial to the Indemnifying Person.

(d)   If the Indemnifying Person agrees to indemnify the Indemnified Person, it shall have the right and obligation to diligently defend, at its sole cost and expense, the Claim.  The Indemnifying Person shall have full control of such defense and proceedings, including any compromise or settlement thereof.  If requested by the Indemnifying Person, the Indemnified Person agrees to cooperate in contesting any Claim, which the Indemnifying Person elects to contest (provided, however, that the Indemnified Person shall not be required to bring any counterclaim or cross-complaint against any Person).  The Indemnified Person may participate in, but not control, at its sole cost and expense, any defense or settlement of any Claim controlled by the Indemnifying Person pursuant to this Section 10.2(d).  An Indemnifying Person shall not, without the written consent of the Indemnified Person, such consent not to be unreasonably withheld, conditioned or delayed, settle any Claim or consent to the entry of any judgment with respect thereto that (i) does not result in a final resolution of the Indemnified Person’s liability with respect to the Claim (including, in the case of a settlement, an unconditional written release of the Indemnified Person from all liability in respect of such Claim) or (ii) may materially and adversely affect the Indemnified Person (other than as a result of money damages covered by the indemnity).

(e)   If the Indemnifying Person does not agree to indemnify the Indemnified Person within the thirty (30) day period specified in Section 10.2(c), fails to give notice to the Indemnified Party within such thirty (30) day period regarding its election, or if the Indemnifying Party agrees to indemnify, but fails to diligently defend or settle the Claim, then the Indemnified Person shall have the right to defend against the Claim (at the sole cost and expense of the Indemnifying Person, if the Indemnified Person is entitled to indemnification hereunder), with counsel of the Indemnified Person’s choosing; provided, however, that the Indemnified Party shall make no settlement, compromise, admission, or acknowledgment that would give rise to liability on the part of any Indemnifying Party without the prior written consent of such Indemnifying Party, which consent shall not be unreasonably withheld, conditioned or delayed.

(f)    In the case of a claim for indemnification not based upon a Claim, the Indemnifying Person shall have thirty (30) days from its receipt of the Claim Notice to (i) cure the Damages complained of, (ii) agree to indemnify the Indemnified Person for such Damages, or (iii) dispute the claim for such Damages. If such Indemnifying Person does not respond to such Claim Notice within such thirty (30) day period, such Person will be deemed to dispute the claim for Damages.

Section 10.3       Limitation on Actions.

(a)           The representations and warranties of the Parties in Article 4 and Article 5 and the covenants and agreements of the Parties in Article 6, and the corresponding representations and warranties given in the certificates delivered at the Closing pursuant to Section 8.2(b) and Section 8.3(b), as applicable, shall survive the Closing for a period of one (1) year, except that (i) with respect to any taxable period, the representations, warranties, covenants and agreements contained in Section 4.6 and Section 6.6 shall survive the Closing until the applicable statute of limitations closes such taxable period, (ii) the provisions of Section 5.10 shall survive the Closing for a period of five (5) years, (iii) the provisions of Section 1.8 shall survive the Closing for the term of the Operating Agreement, and (iv) the provisions of Section 4.3, Section 5.5, the last sentence in Section 6.4, and Section 6.12 shall survive without time limit.  The remainder of this Agreement shall survive the Closing without time limit except as provided in Section 10.3(b) below.  Representations, warranties, covenants, and agreements shall be of no further force and effect after the date of their expiration (if any), provided that there shall be no termination of any bona fide claim asserted pursuant to this Agreement with respect to such a representation, warranty, covenant, or agreement prior to its expiration date.

(b)   The indemnities in Section 10.1(a)(ii), Section 10.1(a)(iii), Section 10.1(b)(ii)  and Section 10.1(b)(iii) shall terminate as of the termination date of each respective representation, warranty, covenant or agreement that is subject to indemnification, except (in each case) as to matters for which a specific written claim for indemnity has been delivered to the Indemnifying Person on or before such termination date.  The indemnities in Section 10.1(a)(i)  and Section 10.1(b)(i)  shall terminate on the date which is three (3) years from the Closing Date except (in each case) as to matters for which a specific written claim for indemnity has been delivered to the Indemnifying Person on or before such termination date.

(c)   Except for claims relating to a breach of a Party’s obligations under Section 4.3, Section 4.6, Section 5.5, Section 6.6, no individual claim of an Indemnified Person may be made against any Party for any Damages under Section 10.1(b) or unless such Damages exceed an amount equal to Fifty Thousand Dollars (US$50,000).  Furthermore, except for claims relating to a breach of Seller’s obligations under Section 4.3, Section 4.6, Section 5.5, the last sentence of Section 6.4, Section 6.6, Section 10.1(b)(iv) and Section 10.1(b)(v), Seller shall not have any liability for any indemnification under Section 10.1(b) until and unless the aggregate amount of the liability for all Damages for which Claim Notices are delivered by Purchaser exceeds Two Million Six Hundred Twenty Thousand Dollars (US$2,620,000.00), then only to the extent such Damages exceed Two Million Six Hundred Twenty Thousand Dollars (US$2,620,000.00).  The adjustments to the Purchase Price under Section 2.2, any further adjustments with respect to production, income, proceeds, receipts and credits under Section 11.1, any future adjustments with respect to Property Costs under Section 11.2 and any payments in respect of any of the preceding, as well as any Damages arising out of a breach by a Party of any other provision of this Agreement (excluding the provisions of Article 4, Article 5 and Article 6), shall not be limited by this Section.

(d)   Notwithstanding anything to the contrary contained elsewhere in this Agreement, Seller shall not be required to indemnify Purchaser under this Article 10 (excluding Section 10.1(b)(iv) and Section 10.1(b)(v)) for aggregate Damages in excess of fifteen percent (15%) of the unadjusted Purchase Price.

(e)   The amount of any Damages for which an Indemnified Person is entitled to indemnity under this Article 10 shall be reduced by the amount of insurance proceeds actually realized and received by the Indemnified Person or its Affiliates with respect to such Damages (net of any collection costs, and excluding the proceeds of any insurance policy issued or underwritten by the Indemnified Person or its Affiliates).

ARTICLE 11
MISCELLANEOUS

Section 11.1         Receipts.  Any production of Hydrocarbons from or attributable to the Assets (and all products and proceeds attributable thereto) and any other income, proceeds, receipts and credits attributable to the Assets which are not reflected in the adjustments to the Purchase Price following the final adjustment pursuant to Section 8.4(b) shall be treated as follows:  (a) all production of Hydrocarbons from or attributable to the Assets (and all products and proceeds attributable thereto) and all other income, proceeds, receipts and credits earned with respect to the Assets to which Purchaser is entitled under Section 1.5 shall be the sole property and entitlement of Purchaser, and, to the extent received by Seller, Seller shall fully disclose, account for and remit the same promptly to Purchaser; and (b) all production of

Hydrocarbons from or attributable to the Assets (and all products and proceeds attributable thereto) and all other income, proceeds, receipts and credits earned with respect to the Assets to which Seller is entitled under Section 1.5 shall be the sole property and entitlement of Seller and, to the extent received by Purchaser, Purchaser shall fully disclose, account for and remit the same promptly to Seller.

Section 11.2         Property Costs and Gathering Charges.  Any Property Costs and Gathering Charges which are not reflected in the adjustments to the Purchase Price following the final adjustment pursuant to Section 8.4(b) shall be treated as follows:  (a) all Property Costs and gathering charges for which Seller is responsible under Section 1.5 shall be the sole obligation of Seller and Seller shall promptly pay, or if paid by Purchaser, promptly reimburse Purchaser for and hold Purchaser harmless from and against same; and (b) all Property Costs and Gathering Charges for which Purchaser is responsible under Section 1.5 shall be the sole obligation of Purchaser and Purchaser shall promptly pay, or if paid by Seller, promptly reimburse Seller for and hold Seller harmless from and against same.

Section 11.3         Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original instrument, but all such counterparts together shall constitute but one agreement.

Section 11.4         Notices.  All notices that are required or may be given pursuant to this Agreement shall be sufficient in all respects if given in writing and delivered personally, by facsimile or by recognized courier service, as follows:

If to Seller:	225 North Shore Drive
Pittsburgh, Pennsylvania 15212
	Attention:	Corporate Secretary
	Telephone:	(412)553-5700
	Telecopy:	(412)553-7781

With a copy to:	Baker Botts L.L.P.
1500 San Jacinto Center
98 San Jacinto Boulevard
Austin, Texas 78701
	Attention:	Michael Bengtson
	Telephone:	(512)322-2661
	Telecopy:	(512)322-8349

If to Purchaser:	777 Main Street, Suite 800
Fort Worth, Texas 76102
	Attention:	Chad Stephens
	Telephone:	(810) 817-1929
	Telecopy:	(810) 817-1990

With a copy to:	125 State Route 43

P.O. Box 550
Hartville, OH 44632
Attention:	Jeffery A. Bynum
Telephone:	(330) 877-6747
Telecopy:	(330) 877-6129

Either Party may change its address for notice by notice to the other Party in the manner set forth above.  All notices shall be deemed to have been duly given at the time of receipt by the Party to which such notice is addressed if received during regular business hours on a Business Day or, if not so received, on the next Business Day.

Section 11.5         [Intentionally Omitted].

Section 11.6         Expenses.  All expenses incurred by Seller in connection with or related to the authorization, preparation or execution of this Agreement, and the Exhibits and Schedules hereto and thereto, and all other matters related to the Closing, including all fees and expenses of counsel, accountants and financial advisers employed by Seller, shall be borne solely and entirely by Seller, and all such expenses incurred by Purchaser shall be borne solely and entirely by Purchaser.

Section 11.7         [Intentionally Omitted].

Section 11.8         Governing Law; Jurisdiction; Court Proceedings.  This Agreement and the legal relations between the Parties shall be governed by and construed in accordance with the laws of the Commonwealth of Virginia without regard to principles of conflicts of laws that would direct the application of the laws of another jurisdiction.  Each of the Parties agrees that it shall bring any action or proceeding in respect of any claim arising out of or related to this Agreement or the transactions contemplated hereby exclusively in the Federal Court for the Western District of Virginia (the “Chosen Court”) and, solely in connection with claims arising under this Agreement or the transactions contemplated hereby, (i) irrevocably submits to the exclusive jurisdiction of the Chosen Court, (ii) waives any objection to laying venue in any such action or proceeding in the Chosen Court, and (iii) waives any objection that the Chosen Court is an inconvenient forum or does not have jurisdiction over it.  The foregoing consents to jurisdiction shall not constitute general consents for any purpose except as provided herein and shall not be deemed to confer rights on any Person other than the Parties.

Section 11.9         Records.  Seller shall provide access to Purchaser to such Records as Purchaser shall reasonably request that are in the possession of Seller or its Affiliates, in order for Purchaser to make copies of the same, provided that Seller shall be permitted to retain the originals of all such Records.

Section 11.10       Captions.  The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement.

Section 11.11       Waivers.  Any failure by any Party to comply with any of its obligations, agreements or conditions herein contained may be waived by the Party to whom such compliance is owed by an instrument signed by the Party to whom compliance is owed and expressly identified as a waiver, but not in any other manner.  No waiver of, or consent to a change in, any of the provisions of this Agreement shall be deemed or shall constitute a waiver of, or consent to a change in, other provisions hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

Section 11.12       Assignment.  No Party shall assign or otherwise transfer all or any part of this Agreement, except to a wholly-owned Affiliate in a transfer whereby this Agreement remains binding upon the transferring Party, nor shall any Party delegate any of its rights or duties hereunder, without the prior written consent of the other Party and any transfer or delegation made without such consent shall be void.  Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and assigns.

Section 11.13       Entire Agreement.  This Agreement, the Exhibits and Schedules attached hereto and the documents to be executed hereunder or in connection with a condition to Closing, together with the Contribution Agreement, the exhibits and schedules attached thereto and the documents to be executed thereunder or in connection with a condition to the closing thereof (the “Transaction Documents”), shall constitute the entire agreement between the Parties and their Affiliates pertaining to the subject matter of the Transaction Documents, and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written, among the Parties and their Affiliates regarding such subject matter, including that certain letter of intent, dated as of September 25, 2006, between Range Resources Corporation and Equitable Resources, Inc. (the “Letter of Intent”).  The Parties agree that, effective as of the Execution Date, the Letter of Intent shall be of no further force and effect.

Section 11.14       Amendment.  This Agreement may be amended or modified only by an agreement in writing signed by both Parties and expressly identified as an amendment or modification.

Section 11.15       No Third Person Beneficiaries.  Nothing in this Agreement shall entitle any Person other than Purchaser and Seller to any claim, cause of action, remedy or right of any kind, except the rights expressly provided to the Persons described in Section 10.1(e).

Section 11.16       References.

In this Agreement:

(a)   References to any gender include a reference to all other genders;

(b)   References to the singular include the plural, and vice versa;

(c)   Reference to any Article or Section means an Article or Section of this Agreement;

(d)   Reference to any Exhibit or Schedule means an Exhibit or Schedule to this Agreement, all of which are incorporated into and made a part of this Agreement;

(e)   Unless expressly provided to the contrary, “hereunder”, “hereof”, “herein” and words of similar import are references to this Agreement as a whole and not any particular Section or other provision of this Agreement; and

(f)    “Include” and “including” shall mean include or including without limiting the generality of the description preceding such term.

Section 11.17       Construction.  Purchaser is a party capable of making such investigation, inspection, review and evaluation of the Assets as a prudent purchaser would deem appropriate under the circumstances, including with respect to all matters relating to the Assets, their value, operation and suitability.  Each of Seller and Purchaser has had the opportunity to exercise business discretion in relation to the negotiation of the details of the transaction contemplated hereby.  This Agreement is the result of arm’s-length negotiations from equal bargaining positions.

Section 11.18       Limitation on Damages.  Notwithstanding anything to the contrary contained herein, none of Purchaser, Seller or any of their respective Affiliates shall be entitled to consequential, special or punitive damages in connection with this Agreement and the transactions contemplated hereby (other than consequential, special or punitive damages suffered by unaffiliated third Persons for which responsibility is allocated to a Party) and each of Purchaser and Seller, for itself and on behalf of its Affiliates, hereby expressly waives any right to consequential, special or punitive damages in connection with this Agreement and the transactions contemplated hereby.

Section 11.19       Attorney’s Fees.  Except as expressly provided in Section 3.4(f) and Section 2.2(b), in connection with any suit, action or other proceeding to enforce any Party’s obligations under this Agreement, the Party prevailing in such suit, action or other proceeding shall be entitled to seek the recovery of all its costs and fees (including attorneys’ fees, experts’ fees, administrative fees, arbitrators’ fees and court costs) incurred in connection with such suit, action or other proceeding.

Section 11.20       EPC Lease.  The Parties acknowledge that the EPC Lease is to be executed at the Closing, provided, however, that, for purposes of defining “Assets”, “Combined Assets”, “Conveyed Lease Interests”, “Leases”, “Non-PM Assets” and “Undeveloped Lease Interests” and using such terms herein, the EPC Lease shall be deemed to have been executed and in effect as of the date hereof.  Further, at the Closing, the EPC Lease shall be deemed to have been executed immediately prior to the Conveyance, so that the Conveyance has the effect of transferring to Purchaser an undivided one-half (½) of Seller’s interest as lessee thereunder.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, this Agreement has been signed by each of the Parties as of  the date first above written.

SELLER:	Equitable Production Company

	By:	/s/	Joseph E. O’Brien
	Name:		Joseph E. O’Brien
	Title:		President

PURCHASER:	Pine Mountain Oil and Gas, Inc.

	By:	/s/	Chad L. Stephens
	Name:		Chad L. Stephens
	Title:		Senior Vice President -
Corporate Development

SIGNATURE PAGE TO PURCHASE AND SALE AGREEMENT